As filed with the Securities and Exchange Commission on October 18, 2013

Registration No. 333-191827

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-1/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COLOSTARS GROUP
(Name of small business issuer in its charter)

NEVADA	3674	06-1766282
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

COLORSTARS GROUP
9F-10F, No. 566 Jung Jeng Rd.
Sindian City, Taipei County 231
Taiwan, R.O.C.
(989) 509-5924
(Address and telephone number of principal executive offices)

COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO
AGENT FOR SERVICE, SHOULD BE SENT TO:

WEI-RUR CHEN
PRESIDENT, CHIEF EXECUTIVE OFFICER
9F-10F, No. 566 Jung Jeng Rd.
Sindian City, Taipei County 231
Taiwan, R.O.C.
(989) 509-5924
(Name, address and telephone number of agent for service)

WITH A COPY TO:
STEVEN M. GRIBBEN, ESQ.
GRIBBEN & ASSOCIATES, INC.
19200 VON KARMAN, SUITE 400
IRVINE, CA 92612
(949) 878-3740

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class		Proposed Maximum	Maximum
of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Share	Offering Price	Registration Fee

Common Stock $0.001 par value per share	37,028,090	$2.50	$92,570,225.00	$11,923.04

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to such Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Issued October 18, 2013

37,028,090 Shares

COLORSTARS GROUP
COMMON STOCK

The selling stockholders are offering 37,028,090 shares of ColorStars Group common stock. As of the date of this Prospectus, there were 67,448,890 shares of our common stock issued and outstanding and no shares of our preferred stock issued or outstanding. Our common stock is listed on the OTC Bulletin Board under the symbol CSTU. On September 30, 2013, the last sale price of the shares of our common stock on the OTC Bulletin Board was $2.50 per share. For more information, see “Plan of Distribution” on page 43.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. Neither the Company nor the selling stockholders have engaged underwriters for this offering.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Bulletin Board, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Some are all of the selling stockholders may pay usual and customary, or specifically negotiated, brokerage fees or commissions in connection with the sale of his, her or its stock. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have retained no underwriters in connection with this offering.

The date of this prospectus is August ___, 2013.

i

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
Overview	1
Company Background	1
Our Business	1
Overview of Significant Transactions	2
Other Information	2
THE OFFERING	4
RISK FACTORS	5
Risks Related to Our Business	5
Risks related to this offering	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	9
PRICE RANGE OF COMMON STOCK	10
DIVIDEND POLICY	10
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	11
Liquidity and Capital Resources	11
Results of Operations	12
Off-balance Sheet Arrangements	14
Contractual Obligations	15
BUSINESS	16
Industry Background	16
Our Business	16
Our Products	17
Manufacturing	26
Distributors and Suppliers	27
Sales	27
Customers	28
Product Research and Development	28
Industry Overview	28
Competition	29
Strategy	29
Intellectual Property	29
Government Regulations and Standards	29
Environmental Regulations	31
Employees	32
Facilities	32
MANAGEMENT	34
Directors and Executive Officers	34
RELATED PARTY TRANSACTIONS	35
Familial Relationships	35
Related Party Transactions	35

PRINCIPAL AND SELLING STOCKHOLDERS	36
Principal Stockholders	36
Selling Stockholders	37
DESCRIPTION OF CAPITAL STOCK	45
General	45
Common Stock	45
Preferred Stock	45
No Cumulative Voting	46
Nevada Anti-Takeover Law – Business Combination Act	46
Transfer Agent and Registrar	46
Listing	46
PLAN OF DISTRIBUTION	47
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	49
Consequences to U.S. Holders	50
Consequences to Non-U.S. Holders	51
Information Reporting and Backup Withholding	52
New Legislation Relating to Foreign Accounts	52
LEGAL MATTERS	53
EXPERTS	53
WHERE YOU CAN FIND ADDITIONAL INFORMATION	53
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	54
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	55

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may authorize to be delivered or made available to you. Neither the Company nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we have nor the selling stockholders have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Overview

ColorStars Group ("ColorStars" or the "Company") is a vertically integrated light emitting diodes ("LED") lighting company that develops LED lighting products for general consumer applications as well as LED lighting products for professional lighting installations. The Company maintains a Website is http://www.colorstars.com.

Company Background

We were initially incorporated in the Province of Ontario, Canada on January 21, 2005. On July 24, 2005, the Company entered into an acquisition agreement with Color Stars, Inc., a Taiwanese corporation (“CSTC”), pursuant to which the stockholders of CSTC were issued shares of the Company in exchange for their shares of CSTC, resulting in CSTC becoming a wholly owned subsidiary of the Company. On November 3, 2005, we converted to a Nevada corporation.

Our Business

We are a vertically integrated light emitting diode (“LED”) lighting company that develops LED lighting products for general consumer applications as well as LED lighting products for professional lighting installations. For a list of the Company’s current products, see “Business – Our Products” beginning on page [18]. The Company's LED lighting application development activity ranges from lighting fixture design to optical lens and heat management, from color changing control systems to multiple-chip RGB packaging, and from white and warm-white LED packaging with phosphor of a proprietary composition to special packaging methods designed for general lighting applications. To date, the Company has a total of 22 patents and four trademarks filed and granted in various countries.

We sell our products globally – primarily to lighting distributors that resell LED lamps and lighting fixtures for commercial lighting. The largest segment of the lighting industry consists of incandescent light bulbs, but governments throughout the world have passed measures to phase out incandescent light bulbs. In some jurisdictions, this has been done through legislation, while others, through voluntary measures. We believe this government-endorsed evolution of lighting technology, together with other factors, will cause this market to grow rapidly. As illustrated in a report of the Next Generation Lighting Industry Alliance, this anticipated growth in the market for LED lamps and lighting will be aided by incandescent and fluorescent lamps being replaced by LEDs in commercial lighting in order to take advantage of energy savings, greater design flexibility, the elimination of pollutants, greater ruggedness, longer lifetimes and a lack of catastrophic failures. We also believe LED color flexibility, including RGB color-changing effects, energy savings and lower maintenance, are factors that will encourage the use of LEDs by individuals, but we expect this smaller market to adopt LEDs more slowly than the commercial lighting market.

Going forward, the Company’s primary objective is to (i) continue to expand its product line by utilizing its research and development capabilities to add new lighting options to its current product range, which includes low cost and/or low energy lighting, ultra-bright lighting and emergency lighting; and (ii) continue to expand its distribution channels in both existing and new markets internationally by utilizing both direct and indirect sales organizations.

Our net loss of $(192,767) for the six months ended June 30, 2013 was less than our net los of $(228,631) for the six months ended June 30, 2012. We believe the Company is primed for growth as the adoption of LED lighting technology continues to progress and we continue to implement our growth plans.

Overview of Significant Transactions

On March 20, 2009, CSTC acquired 50.4% of the outstanding common shares of Fin-Core Corporation, a Taiwanese corporation (“Fin-Core”) for a cash consideration of US $468,262. This resulted in Fin-Core becoming a subsidiary of ours. The purchase price for the common shares of Fin-Core was determined through private negotiations between the parties and was not based upon any specific criteria of value. Fin-Core is principally engaged in the design and manufacturing of thermal management devices, the design and manufacturing of electrical and lighting devices and trade, and the import and export of electrical and lighting devices.

On July 7, 2010, CSTC sold 30.4% of its common shares of Fin-Core to Meiloon Industrial Co., Ltd., a publicly traded company on the Taiwan Stock Exchange, for a cash offering of US $429,000. As a result of this transaction, CSTC owned only 20% of the outstanding common shares of Fin-Core.

On August 5, 2009, CSTC acquired a 51% equity interest in Jun Yee Industrial Co., Ltd., a Taiwanese corporation (“Jun Yee”) for a cash consideration of US $536,000. The purchase price for the equity interest in Jun Yee was determined through private negotiations between the parties and was not based upon any specific criteria of value. Upon acquiring the equity interest, Jun Yee became a subsidiary of ours. The principal activity of Jun Yee is the manufacturing of LED light.

On November 26, 2010, CSTC entered into two related stock purchase agreements whereby CSTC sold all of its shares of Jun Yee common stock to Mr. Ming-Chun Tung and Ms. Ming-Fong Tung. Pursuant to the stock purchase agreement entered into with Mr. Ming-Chun Tung, CSTC sold 265,000 shares of its Jun Yee common stock to Mr. Ming-Chun Tung at a price per share of NTD $23 (USD $0.76) for a total purchase price of NTD $6,095,000 (USD $200,427). Furthermore, pursuant to the stock purchase agreement entered into with Ms. Ming-Fong Tung, CSTC sold 500,000 shares of its Jun Yee common stock to Ms. Ming-Fong Tung at a price per share of NTD $23 (USD $0.76) for a total purchase price of NTD $11,500,000 (USD $378,165). As a result of the transactions consummated above, Jun Yee is no longer our subsidiary.

In October 2011, Fin-Core decided to increase its capital by issuing 3,000,000 new shares at par value of NTD10 per share. The Company was entitled to subscribe for up to 600,000 shares for NTD 6,000,000. However, the Company chose not to participate in the subscription of any newly issued shares of Fin-Core. As a result, on November 4, 2011, the Company’s equity interest in Fin-Core decreased to 11.43% from 20% after issuance of 3,000,000 new shares.

On Aug. 16, 2012, Anteya Technology Corporation, a Taiwanese corporation (“Anteya”), of which we own 20% of its issued and outstanding equity interests, increased its share capital from 5,000,000 shares to 6,500,000 shares. The Company subscribed for 300,000 of the newly issued shares, which shares had nil value. Following such transactions, we held 1,300,000 shares of Anteya with invested cost NTD $27,304,000 (USD $910,492). The percentage of Anteya’s issued and outstanding shares owned by the Company remains unchanged.

On Dec. 20, 2012, Fin-Core decreased its total issued and outstanding shares from 7,000,000 to 500,000. Subsequently, on December 28, 2012, Fin-Core increased its total issued and outstanding shares from 500,000 to 1,100,000 following a capital injection. The Company elected not purchase additional shares, maintaining its 57,143 shares of Fin-Core’s issued and outstanding stock. As a result, on December 31, 2012, the Company's equity interest in Fin-Core decreased to 5.19% and Fin-Core is no longer our subsidiary.

On May 27, 2013, we entered into a stock purchase agreement whereby the Company sold all of its shares of common stock of Phocos AG, a German corporation (“Phocos”), to MUUS Horizon Fund 1 LP, a Delaware limited partnership (“MHF1”). Pursuant to the stock purchase agreement, the Company sold its 2,800 shares of Phocos common stock to MHF1 at a price per share of €30.00 (USD $37.80) for a total purchase price of €84,000.00 (approximately USD $105,840.00) .

Other Information

We are a Nevada corporation. We were incorporated in the Province of Ontario, Canada on January 21, 2005. We converted to a Nevada corporation on November 3, 2005. Our principal executive offices are located at 9F-10F, No. 566 Jung Jeng Rd., Sindian City, Taipei County 231, Taiwan, R.O.C.; our telephone number is (989) 509-5924.

THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT PART OF THIS PROSPECTUS.

THE OFFERING

Common stock offered by the selling stockholders:	37,028,090 shares

Total common stock to be outstanding after this offering:	67,448,890 shares

Use of proceeds:	The selling stockholders will receive all of the net proceeds from the offering and the Company will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds.”

Risk factors:	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

OTC Bulletin Board symbol:	CSTU

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus before deciding whether to purchase our stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in the prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

During our limited operating history, we have not yet generated profit and there can be no assurance that the Company will be profitable in the future.

The Company was incorporated on January 21, 2005 and our business is difficult to evaluate because we have a limited operating history. In considering whether to invest in the Company’s common stock, you should consider that there is limited historical financial and operating information available on which to base your evaluation of our performance. For the 2010 fiscal year, our net income of $86,152 was an increase of $53,596 over our net income of $32,556 for the 2009 fiscal year, but, for our 2011 and 2012 fiscal years, we incurred net losses of $(303,636) and $(1,230,964), respectively. We expect losses to continue into the future and do not expect positive cash flow from operations in the near term and there can be no assurance that we will be profitable thereafter, or that the Company will sustain any such profitability if achieved.

We have a history of operating losses. There is no assurance that we will be profitable in the future.

The Company incurred net losses of $(303,636) and $(1,230,964), respectively, for our 2011 and 2012 fiscal years, and a net loss of $(192,767) for the six moths ended June 30, 2013. At June 30, 2013, we held cash and cash equivalents totaling $307,260, as compared to cash and cash equivalents of $259,496 at March 31, 2013 and $406,100 at December 31, 2012. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

We cannot be sure that we will achieve profitability in fiscal 2014 or thereafter. Continuing losses may exhaust our capital resources and force us to discontinue operations.

We are substantially dependent upon the success and market acceptance of LED technology. The failure of the LED market to develop as we anticipate would materially and adversely affect our business.

The Company's success is largely dependent on increased market acceptance of LED lighting. Potential customers for LED lighting systems may be reluctant to adopt LED lighting as an alternative to more traditional lighting technologies that are available in the market, or may select a an alternative other than LED lighting. If acceptance of LED lighting does not continue to grow, then the Company’s revenues may be significantly reduced.

If we are unable to develop new products, our competitors may develop and market products with better features that may reduce demand for our potential products.

The LED technology market is rapidly evolving. The Company's failure to respond effectively to changes in technology, customer requirements or industry standards could render its products less competitive or obsolete. The Company may not be able to introduce any new products or any enhancements to its existing products on a timely basis, or at all. In addition, the introduction by the Company of any new products could adversely affect the sales of certain of its existing products. If the Company's competitors develop innovative lighting technology that are superior to the Company's products or if the Company fails to accurately anticipate market trends and respond on a timely basis with its own innovations, the Company may not achieve sufficient growth in its revenues to attain profitability.

We may incur substantial costs enforcing our patents, defending against third-party patents, invalidating third-party patents or licensing third-party intellectual property, as a result of litigation or other proceedings relating to patent and other intellectual property rights.

The Company considers its technology and procedures proprietary. In particular, the Company depends substantially on its patent for the technology involved in the color changing and remote controlled TriStar lamps. These lamps represent a substantial percentage of our sales. If the Company is unable to adequately protect or enforce the proprietary aspects of its technology, competitors could be able to access such proprietary technology and imitate our products. The Company protects its intellectual property through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite these efforts, other parties may attempt to disclose, obtain or use these technologies or independently develop products that are substantially equivalent or superior to the Company's products or design that circumvent the Company's patents.

The Company may be notified of claims that it has infringed a third party's intellectual property. Even if such claims are not valid, they could subject the Company to significant costs. In addition, it may be necessary in the future to enforce the Company's intellectual property rights to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could force the Company to take actions that could harm its business. These include: (i) ceasing to sell products that contain allegedly infringing property; (ii) obtaining licenses to the relevant intellectual property which the Company may not be able to obtain on terms that are acceptable, or at all; (iii) indemnifying certain customers or strategic partners if it is determined that the Company has infringed upon or misappropriated another party's intellectual property; and (iv) redesigning products that embody allegedly infringing intellectual property. Any of these results could materially and adversely affect the Company's business, financial condition and results of operations. In addition, the cost of defending or asserting any intellectual property claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant.

Product defects could cause the Company to incur significant product liability, warranty, repair and support costs and damage its reputation, which would have a material adverse effect on its business.

Although the Company rigorously tests its products, defects may be discovered in future or existing products. These defects could cause the Company to incur significant warranty, support and repair costs and divert the attention of its research and development personnel. It could also significantly damage the Company's reputation and relationship with its distributors and customers, which would adversely affect its business. In addition, such defects could result in personal injury or financial or other damages to customers who may seek damages with respect to such losses. A product liability claim against the Company, even if unsuccessful, would likely be time consuming and costly to defend.

The markets in which we operate are highly competitive and many of our competitors have significantly greater resources than we do.

The Company competes with independent distributors, importers, manufacturers and suppliers of lighting fixtures and other consumer products for both LED and traditional lighting products. Many of its competitors have far greater name recognition and greater financial, technological and marketing resources than the Company. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the research, development, promotion, sale and support of their products than the Company to its. In addition, the Company also faces competition from a number of smaller manufacturers that have developed LED products. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily. If the Company's is unable to compete successfully in this highly competitive market, its future prospects of success may be harmed.

The loss of our senior management and failure to attract and retain qualified personnel in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth.

We depend on the continued service of our senior management. Due to the nature of our business, we may have difficulty locating and hiring qualified personnel and retaining such personnel once hired. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could limit our ability to execute our growth strategy, resulting in a slower rate of growth.

Economic downturns in general would have a material adverse effect on the Company's business, operating results and financial condition.

The Company's operations may in the future experience substantial fluctuations from period to period as a consequence of general economic conditions affecting consumer spending. Therefore, any economic downturns in general would have a material adverse effect on the Company's business, operating results and financial condition.

A demand for payment of outstanding loans would have a material adverse effect on the Company.

The Company has entered into revolving credit agreements with a lending institution. Under those revolving credit agreements, as of June 30, 2013, the Company had outstanding indebtedness in the principal amount of approximately $400,454 at an interest rate of 3.146% per annum. The Company’s outstanding indebtedness under the revolving credit agreements from time to time is secured by a personal guarantee from Company directors and certain real property of a spouse of one of the Company’s directors. Should an event of default occur under any guarantee or under any of the revolving credit agreements, the lending institution may demand payment of all or a portion of the Company’s outstanding indebtedness plus accrued and unpaid interest thereon. Any such premature demand for payment could have a material and adverse effect on the Company’s financial condition.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter to quarter. This may result in volatility or adversely affect our stock price.

We experience, and we expect to continue to experience, seasonal fluctuations in our revenue because the markets in which we operate tend to be seasonal. Late autumn tends to be our strongest season due, in management’s opinion, to an increase in home improvement projects in anticipation of the holiday season. These fluctuations could result in volatility adversely affecting our stock price. In addition, as our revenue grows, these seasonal fluctuations may become more evident. We expect that this seasonal trend will continue.

Certain Nevada corporation law provisions could prevent a potential takeover, which could adversely affect the market price of our common stock.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock. Because Nevada corporation law requires board approval of a transaction involving a change in control, it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests, making it more difficult for OUR stockholders to elect directors other than the candidate or candidates nominated by our board of directors.

Risks related to this offering

We may need additional funds in the future. We may be unable to obtain additional funds or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

We will not receive any proceeds from the sale of the stock offered herein by the selling stockholders. Based on our current plans, we believe our existing cash and cash equivalents along with cash generated from operations will be sufficient to fund our operating expenses and capital requirements through the 2014 fiscal year, although there is no assurance of this result. If our capital resources are insufficient to sustain our operations and meet our capita requirements, we will need to raise funds in the future, whether through the incurrence of additional debt or the issuance and sale of additional equity. In such an event, if we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities.

If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our stockholders will be diluted.

Our Certificate of Incorporation authorizes the issuance of 450,000,000 shares of common stock, par value $0.001 per share, of which 67,448,890 shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. Any future issuance of additional common stock and/or preferred stock may result in substantial dilution on the equity interests in the Company held by our then existing stockholders. We may value any stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.

Our common stock is subject to “penny stock” rules, which may be detrimental to investors.

The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market or exercise price of less than $5.00 per share. Currently, shares of our stock are considered penny stock. As a result, our stock is subject to penny stock rules that impose additional sales practice requirements on broker-dealers who participate in the offer and sale of our stock. For transactions involving the purchase and sale of our stock through a broker-dealer, the relevant broker-dealer must make a special suitability determination regarding the potential purchaser of our stock and obtain such purchaser's prior written consent to the transaction. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the Common Stock offered hereby in the secondary market.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Sales of a substantial number of shares of common stock in the public market after this offering could materially adversely affect the market price of the common stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

We do not anticipate paying any dividends.

No dividends have been paid on the common stock of the Company. The Company does not intend to pay cash dividends on its common stock in the foreseeable future, and anticipates that profits, if any, received from operations will be devoted to the Company's future operations. Any decision to pay dividends will depend upon the Company's profitability at the time, cash available and other relevant factors as determined from time to time by management.

There can be no assurance that any or all of the Shares will be sold.

This offering is being made on a "best efforts basis," and there is no minimum number of our common stock that must be sold in this offering. Neither the Company nor the selling stockholders can give any assurance that all or any of the common stock included in this offering will be sold.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and the documents incorporated by reference into the registration statement of which this prospectus is a part contain forward-looking statements relating to future events and future performance. All statements other than those that are purely historical may be forward-looking statements. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “continue,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus include statements about:

  our future financial performance, including our revenues, cost of revenues, operating expenses and ability to sustain profitability;

  our rate of revenue and expense growth;

  the pool of our potential customers;

  our ability to manage growth;

  our ability to generate additional revenues on a cost-effective basis;

  our success with respect to any future or recent acquisitions;

  our international expansion plans;

  our ability to adequately manage costs and control margins and trends;

  our investments in technology and the success of our new products;

  our development of brand awareness;

  our ability to retain and hire necessary employees;

  our competitive position;

  our liquidity and working capital requirements and the availability of cash and credit;

  the seasonality of our business;

  the impact of external market forces; and

  the impact of claims or litigation.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, which statements speak only as of the date of this prospectus. These important factors include those that we discuss in this prospectus under the caption “Risk Factors” and elsewhere. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All subsequent written or spoken forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and neither we nor the selling stockholders undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The selling stockholders are selling all of the shares of common stock being sold in the offering. Accordingly, we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in the offering.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on the OTC Bulletin Board under the symbol CSTU since it began trading on December 8, 2012. The following table sets forth, for the periods indicated, the high and low bid information for our Common Stock as determined from sporadic quotations on the OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year 2012
Fourth quarter (December 8, 2012 — December 31, 2012)	$2.50	$2.50
Fiscal Year 2013
First quarter (January 1, 2013 — March 31, 2013)	$2.50	$2.50
Second quarter (April 1, 2013 — June 30, 2013)	$2.50	$2.50
Third quarter (July 1, 2013 — September 30, 2013)	$2.50	$2.50

On September 30, 2013, the closing price per share of our common stock on the OTC Bulletin Board was $2.50. As of November 1, 2010, there were approximately 46 stockholders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on then-existing conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward Looking Statements.”

Liquidity and Capital Resources

Our revenues are primarily derived from sales of the LED devices and systems described below under “Business – Our Products.” Although our financial results are primarily dependent on sales, general and administrative, compensation and other operating expenses, our financial results have also been dependent on the level of market adoption of LED technology as well as general economic conditions. Lighting products remained relatively static for 50 years until recently becoming one of the last major markets to be transformed substantially by new technology. Because LED technology remains an emerging and expensive technology that has only recently become economically viable, market adoption is in its beginning stages. Recent economic turmoil has resulted in constrained liquidity that has forced institutions and individuals to substantially reduce capital spending in order to focus only on critical path expenditures. LED lighting products have been a discretionary rather than mandatory investment and, as a result, sales of our devices and systems have been negatively impacted. Nevertheless, we believe that sales of our products will grow as the global economy recovers and grows, providing institutions and individuals with greater liquidity.

Increased market awareness of the benefits of LED lighting, increasing energy prices and the social movement influencing individuals and institutions towards greater investment in energy-efficient products and services will have, we believe, an increasingly positive impact on our sales. Additionally, we intend to utilize our strategic partnerships to help us reduce the component and production costs of our devices and systems in order to offer them at competitive prices. Further, we believe our ability to provide attractive financing options through third party lenders to our clients with respect to the purchase of our devices and systems will positively affect our sales.

Net cash (used in) provided by operating activities. During the six months ended June 30, 2013, net cash used in operating activities was approximately $(164,854), compared to $(479,759) for the fiscal year ended December 31, 2012 and $(286,218) for the fiscal year ended December 31, 2011. The cash flow used in operating activities in the six months ended June 30, 2013 was primarily the result of net loss in operation and gain on disposal of investment. The cash flow used in operating activities in the six months ended June 30, 2013 was primarily the result of net loss in operation and gain on disposal of investment. The cash flow used in operating activities in the 2012 fiscal year was primarily the result of increased spending in trade shows, advertisement, research and development and certification of new products. The cash flow used in operating activities in the fiscal year ended December 31, 2011 was primarily the result of the Company incurring a net loss, an increase of account receivables and a decrease in account payables.

Net cash (used in) provided by investing activities. During the six months ended June 30, 2013, net cash used in investing activities was approximately $105,840, compared with $(67,505) during the fiscal year ended December 31, 2012 and $(132,631) during the fiscal year ended December 31, 2011. The cash flow used in investing activities in the six months ended June 30, 2013 was primarily the result of proceeds from the sale of an investment. The cash flow used in investing activities in the fiscal year ended December 31, 2012 was primarily the result of constructing a new showroom and conference room at the Taipei headquarters office. The cash flow used in investing activities in the fiscal year ended December 31, 2011 was primarily the result of additional fixed assets in the form of toolings for new product production.

Net cash (used in) provided by financing activities. During the three months ended June 30, 2013, net cash used in financing activities was approximately $(2,935), compared with $(100,000) during the fiscal year ended December 31, 2012 and $100,000 during the fiscal year ended December 31, 2011. The cash flow used in financing activities in the six months ended June 30, 2013 was primarily the result of interest paid for bank loans. The cash flow used in financing activities in the fiscal year ended December 31, 2012 was primarily the result of repayment of the personal loan from the Company’s Chairman. The cash flow provided by financing activities in the fiscal year ended December 31, 2011 was primarily the result of a personal loan from the chairman of the board.

We currently anticipate that our available cash and cash resources from expected revenues will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months.

We currently have outstanding short-term loans with Hua Nan Commercial Bank of Taiwan. We entered into three written, short-term loan agreements with this bank on February 8, 2013, December 24, 2012 and January 29, 2013, respectively. The loans are secured by real property of Tsui-Ling Lee, spouse of Wei-Rur Chen, our president and chief executive officer. The terms of the loan agreements are described in further detail in the chart below:

Lender	Borrower	Loan Amount	Term	Interest Rate
Hua Nan Commercial Bank of Taiwan	ColorStars, Inc.	Three Million New Taiwan Dollars (NTD $3,000,000) (1)	January 29, 2013 to July 29, 2013 (3)	Fixed at 3.146% per annum.
Hua Nan Commercial Bank of Taiwan	ColorStars, Inc.	Three Million New Taiwan Dollars (NTD $3,000,000) (1)	February 8, 2013 to August 8, 2013 (4)	Fixed at 3.146% per annum
Hua Nan Commercial Bank of Taiwan	ColorStars, Inc.	Six Million New Taiwan Dollars (NTD $6,000,000) (2)	June 25, 2012 to December 24, 2013 (5)	Fixed at 3.146% per annum

(1) NTD $3,000,000 is approximately $100,113 as of June 30, 2013.

(2) NTD $6,000,000 is approximately USD $200,227 as of June 30, 2013.

(3) The loan term stated herein initially expired on January 29, 2013 but was extended to July 29, 2013 and the interest rate decreased to 3.146% per annum.

(4) The loan term stated herein initially expired on February 22, 2013 but was extended to July 29, 2013, and the interest rate decreased to 3.146% per annum.

(5) The loan term stated herein initially expired on December 24, 2012 but was extended to June 24, 2013 and the interest rate increased to 3.166% per annum.

Our continued existence is dependent upon several factors, including increased sales volumes, collection of existing receivables and the ability to achieve profitability from the sale of our products. In order to increase our cash flow, we are continuing our efforts to stimulate sales.

Results of Operations

Comparison of Six Months Ended June 30, 2013 to Fiscal Years Ended December 31, 2012 and 2011

Net Sales. Net sales decreased to $936,493 for the six months ended June 30, 2013 from $1,412,151 for the six months ended June 30, 2012, as compared to net sales of $2,736,466 for the fiscal year ended December 31, 2012 and $3,812,652 for the fiscal year ended December 31, 2011. The decrease in sales was caused primarily decreased demand from European and U.S. markets and increased competition in the global market.

Cost of Goods Sold. Cost of goods sold decreased to $616,162 for the six months ended June 30, 2013 from $941,676 for the six months ended June 30, 2012, as compared to cost of goods of $1,883,714 for the fiscal year ended December 31, 2012 and $2,728,433 for the fiscal year ended December 31, 2011. The decrease in cost of goods sold was due to a decrease in overall sales.

Gross Profit. Gross profit decreased to $320,331 for the six months ended June 30, 2013 from $470,475 for the six months ended June 30, 2012, as compared to $852,752 for the fiscal year ended December 31, 2012 and $1,084,219 for the fiscal year ended December 31, 2011. The decrease was due to a decrease in overall sales. However, the Company’s gross margin increased to 34.21% for the six months ended June 30, 2013 compared to 33.32% for the six months ended June 30, 2012 and 31.16% and 28.43%, respectively, for the fiscal years ended December 31, 2012 and 2011. The increase of gross margin was due to higher profit margins from the sale of some new product lines including the R5 series.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $468,266 for the six months ended June 30, 2013 from $634,845 for the six months ended June 30, 2012, as compared to $1,226,243 and $1,200,103, respectively, for the fiscal years ended December 31, 2012 and 2011. The decrease in selling, general and administrative expenses is primarily related to a decrease in trade show and advertising activity.

Research and Development. Research and development (R&D) expenses decreased to $31,155 for the six months ended June 30, 2013 from $52,163 for the six months ended June 30, 2012, as compared to $106,984 and $59,198, respectively, for the fiscal years ended December 31, 2012 and 2011. The decrease in R&D expenses was primarily due to completing the development and certification of the R5 and AMBY series of lamps in 2012.

Depreciation, Amortization, and Depletion. Depreciation and amortization increased to $21,890 for the six months ended June 30, 2013 from $20,880 for the six months ended June 30, 2012, as compared $46,257 and $33,660, respectively, for the fiscal years ended December 31, 2012 and 2011. The increase in depreciation and amortization expenses was primarily a result of equipment purchased in the interim periods.

Interest Expense. Interest expense increased to $6,081 for the six months ended June 30, 2013 from $5,888 for the six months ended June 30, 2012, as compared to $12,109 and $11,756, respectively, for the fiscal years ended December 31, 2012 and 2011. The increase in interest expense was primarily due to higher interest rates on short-term loans.

Net Income (loss). For the six months ended June 30, 2013, we incurred a net loss of $(192,767) as compared to a net loss of $(228,631) for the six months ended June 30, 2012 and $(1,230,964) and $(303,636), respectively, for the fiscal years ended December 31, 2012 and 2011. The net loss was primarily a result of decrease in overall sales.

ColorStars products are sold in over 35 different countries around the world.

Product revenues for the six months ended June 30, 2013 were as follows:

Region	Sales Amount	Percentage (%)
Europe	$ 482,542	51.53%
Asia	$ 177,274	18.93%
USA	$ 198,481	21.19%
Others	$ 78,196	8.35%
Total	$936,493	100.00%

Product revenues for the fiscal year ended June 30, 2012 were as follows:

Region	Sales Amount	Percentage (%)
Europe	$ 1,420,653	51.91%
Asia	$ 458,297	16.75%
USA	$ 557,428	20.37%
Others	$ 300,268	10.97%
Total	$ 2,736,466	100.00%

Product revenues for the fiscal year ended June 30, 2011 were as follows:

Region	Sales Amount	Percentage (%)
Europe	$ 1,961,320	51.44%
Asia	$ 417,000	10.94%
USA	$ 888,058	23.29%
Others	$ 546,274	14.33%
Total	$ 3,812,652	100.00%

Our revenue reported for, respectively, the six months ended June 30, 2013 and the 2012 and 2011 fiscal years is the consolidated revenue according to GAAP for the Company and its subsidiaries. The “Others” regions presented in the foregoing revenue breakdowns were for the sales generated from the Middle East (Israel), Australia and New Zealand.

Inflation

We do not believe that the effect of inflation on the cost of raw materials used in our products has had in the past or will have in the future any significant negative impact on our results from operations. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

Off-balance Sheet Arrangements

Financial instruments that potentially expose us to concentrations of credit risk primarily consist of cash and cash equivalents, investments and accounts receivable. Management does not believe that there are any significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other foreign exchange hedging arrangements. With respect to concentration of credit risk, the Company has cash investment policies which, among other things, limit investments to investment-grade securities. Ongoing credit evaluations of our customers are performed and allowances for potential credit losses are maintained.

Contractual Obligations

The following table sets forth our contractual obligations and commitments as of June 30, 2013:

		Less than			After 5
Contractual Obligation	Total	1 Year	1 – 3 Years	3 – 5 Years	Years
Short-term Debt Obligations (1)	$400,454	$400,454	N/A	N/A	N/A
Notes Payable (2)	239,152	N/A	N/A	N/A	N/A
Due to Stockholder (3)	N/A	N/A	N/A	N/A	N/A
Non-current Debt (4)	N/A	N/A	N/A	N/A	N/A
Operating Leases (5)	$116,933	$28,032	$88,901	N/A	N/A
Total Contractual Cash	$756,539	$428,486	$88,901	N/A	N/A

Obligations:

(1)	Short-term debt obligations: Short-term loans from Taiwan banks.

(2)

Notes Payable: This is the total of all money that is owed to various suppliers. The Notes Payable here represents post-dated checks issued by us to our vendors or suppliers. Post-dated checks are the most commonly used payment methods for local business in Taiwan. When materials or services are provided from the seller to the buyer, the buyer will issue a post-dated check as payment to the seller. The blank checks can only be printed by the bank where the buyer maintains its checking account on or after the date that is specified as the due date on the check, or the seller may deposit the check into any bank account and the check will be sent to the regional check clearinghouse. The check clearing house will then send money to the designated checking account on or after the check due date.

(3)	Due to Stockholder: This is the short-term loan from any major stockholders.

(4)	Non-Current debt: Long term loans.

(5)	Operating Leases: Office leases in Taiwan and Irvine, California USA.

Foreign Currency Exchange Rates

The financial statements of our foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

BUSINESS

ColorStars Group is a vertically integrated light emitting diode (“LED”) lighting company that develops LED lighting products for general consumer applications and professional lighting installations. The Company's LED lighting application development activity ranges from lighting fixture design to optical lens and heat management, from color changing control systems to multiple-chip RGB packaging, and from white and warm-white LED packaging with phosphor of a proprietary composition to special packaging methods designed for general lighting applications.

Industry Background

According to the Next Generation Lighting Industry Alliance (“NGLIA”), an industry consortium involved in solid-state-lighting (“SSL”), in which LED lighting is included, working in cooperation with the United States Department of Energy (“DOE”), the size of the U.S. domestic market for lamps, light bulbs, ballasts, lighting fixtures and lighting controls is approximately $12 billion. Globally, this market is approximately $40 billion.

According to the NGLIA, the total electrical energy used for lighting equals the output of about 100 large power plants (and more than three times that amount of energy is needed to produce the electricity). The cost of this electricity was approximately $55 billion in 2003. The NGLIA also notes that incandescent lamps, by far the least efficient of the common lamp types, consume electrical energy equal to the output of more than 40 large power plants. (NGLIA website at www.nglia.org/documents/SSL-Benefits.pdf) According to the U.S. Department of Energy (DOE), lighting accounts for 8% of all energy consumption in the United States and 22% of electricity nationwide. LEDs have the potential to reach 200 lm/W, compared to the efficacies of incandescent lamps at 15 lm/W and fluorescent tubes at 90 lm/W. If solid-state lighting replaced all existing lights, the DOE estimates customer savings of $115 billion by 2025 and a 10% reduction in greenhouse emission gases. (NGLIA website www.nglia.org/about.html)

The NGLIA believes that the energy saving prospect for the use of SSL systems is substantial. They estimate that when SSL reaches certain efficiencies, the U.S. will save annually the output of about 30 large power plants, or about 6-7% of the U.S.’s total electrical energy usage. This will result in a savings of $17 billion in annual electrical costs at 2003 rates. They also note that the accompanying environmental benefits are substantial, including a reduction in carbon dioxide emissions of approximately 155 million tons and combined nitrous oxides and sulfur dioxide emissions of approximately one million tons.

Other benefits of SSL, which will further encourage the development and use of LEDs and OLEDs, include the following:

1.	higher theoretical efficiencies of LEDs and OLEDs;

2.	greater ruggedness (much lower fragility), much longer lifetimes and no catastrophic failures (LEDs);

3.	much greater design freedom (color flexibility, including whites that require no filters, are dimmable and can achieve new form factors for greater fixture design flexibility); and

4.	intrinsically diffuse (OLEDs) or "point" (LEDs) light sources.

Our Business

ColorStars is a vertically integrated LED lighting company that develops LED lighting products for general consumer applications, including lighting products for professional lighting installations, as well as residential and retail applications on a smaller scale.

Our LED lighting application development activity ranges from lighting fixture design to optical lens and heat management, from color changing control systems to multiple-chip RGB packaging, and from white and warm-white LED packaging with phosphor of a proprietary composition to special packaging methods designed for general lighting applications.

Our Products

Major Product Lines and Technologies:

Light Sources

1.

The AMBY™-A19-WHT. Our AMBY™-A19-WHT dimmable 12-watt A19 LED lamps, with an E26/E27 or B22 base, feature a new, patented aluminum housing and uniquely shaped patented optical lens that allows for a nearly 360° light distribution. This lamp is ETL and CE certified, RoHS compliant and LM-79 reports are available. Lighting facts are also available for the U.S. market. Lumen output is 923 lumens ±10% for daylight white (5000 (± 200K)) and 801 lumens ±10% for warm-white (2900K (± 200K)). Non-dimmable 11W AMBY- A19-WHT-U7 models (90~277Vac) are also available. The AMBY-A19-WHT-W-120 now has Energy Star approval.

2.

R5 Series. Our R5 Series LED lamps are a new line of LED lighting products introduced in 2012. This series includes our sleekly designed PAR 20, PAR 30 and PAR 38 lamps, our MR16 lamps with a GU5.3 base and a narrow beam angle of 15°, along with beam angles of 30° and 60°, our AR111 lamps for existing fixtures, and AR111X lamps with an external driver for new fixtures. Also available is the R5-AR111-GU10-WHT lamp with a GU10 base. Our R5-AR111X, R5-AR111-GU10-WHT and R5-PAR lamps are available in dimmable models that include LEDs with CREE, Nichia or Taiwan chips. Non-dimmable models with Nichia and Taiwan LEDs are available for the R5-AR111-WHT and R5-PAR lamps. Our R5-MR16-WHT lamps are non- dimmable lamps that are available with either CREE or Taiwan LEDs. The dimmable 120V R5-PAR-WHT lamps are ETL certified with LM-79 reports and Lighting Facts available.

Our R5-PAR38-WHT lamp won the red dot award for product design for 2012.

Our 11W~14W R5-AR111X-WHT LED lamps have an external constant current driver and are suitable for new fixtures. The lamps are available with CREE, Nichia or Taiwan LEDs. The R5-AR111X-WHT LED lamps include the following models:

o	14W dimmable models with CREE LEDs are available in warm white (3000K (± 200K); CRI 80+; 910 lumens) and daylight white (5200K (± 200K); CRI 70+; 1,050 lumens) – beam angles available are 30° and 60°;

o	14W dimmable models with Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 720 lumens) and daylight white (5200K (± 200K); CRI 71; 1,150 lumens) – beam angles available are 30° and 60°;

o	11W non-dimmable models with universal voltage (100~277Vac) and Nichia LEDs are available in warm white (3000K (± 200K); CRI 60; 800 lumens) and daylight white (5200K (± 200K); CRI 83; 920 lumens) – beam angles available are 30° and 60°;

o	14W non-dimmable models with universal voltage (100~277Vac) and CREE LEDs are available in warm white (3000K (± 200K); CRI 80+; 910 lumens) and daylight white (5200K (± 200K); CRI 70+; 1,050 lumens) – beam angles available are 30° and 60°; and

o	14W non-dimmable models with universal voltage (100~277Vac) and Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 880 lumens) and daylight white (5200K (± 200K); CRI 70+; 1,040 lumens) – beam angles available are 30° and 60°.

R5-AR111-WHT: Non-dimmable 12.5W R5-AR111-WHT lamps with a built-in driver, suitable for existing fixtures, are available with LEDs with CREE or Taiwan chips. Beam angles: 30° and 60°.

R5-AR111-WHT (12 VAC/VDC) lamps with CREE LEDs are available in warm white (3000K (± 200K); CRI 80+; 680 lumens) and daylight white (5000K (± 200K); CRI 70+; 980 lumens). Beam angles available are 30° and 60°.

R5-AR111-WHT-T (12 VAC/VDC) lamps with Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 560 lumens) and daylight white (5000K (± 200K); CRI 70; 770 lumens). Beam angles available are 30° and 60°.

The R5-AR111-GU10-WHT LED lamps are AR111 lamps with a GU10 base.

o	12W dimmable models with CREE LEDs are available in warm white (3000K (± 200K); CRI 84; 724 lumens) and daylight white (5200K (± 200K); CRI 76; 1,122 lumens). Beam angles available are 30° and 60°.

o	13W dimmable models with Nichia LEDs are available in warm white (3000K (± 200K); CRI 80; 715 lumens) and daylight white (5200K (± 200K); CRI 75; 1,000 lumens). Beam angles available are 30° and 60°.

o	12W dimmable models with Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 780 lumens) and daylight white (5200K (± 200K); CRI 70; 850 lumens). Beam angles available are 30° and 60°.

o	12.5W non-dimmable models with Taiwan LEDs are available in warm white (3000K (± 200K); CRI 76; 655 lumens) and daylight white (5200K (± 200K); CRI 70; 874 lumens). Beam angles available are 30° and 60°.

Dimmable R5-PAR20-WHT lamps are available with CREE, Nichia or Taiwan LEDs. Non-dimmable models with universal voltage (100~277Vac) are available with Nichia or Taiwan LEDs. The 120V dimmable models are ETL certified. LM-79 is available for the lamps with CREE LEDs. Lighting Facts are available for the 120V lamps with CREE LEDs. The 230V lamps are CE certified and RoHS compliant.

o	10W dimmable models with CREE LEDs are available in warm white (3000K (± 200K); CRI 82; 680 lumens) and daylight white (5200K (± 200K); CRI 66; 1,000 lumens). Beam angles available: are 30° and 60°.

o	10W dimmable models with Nichia LEDs are available in warm white (3000K (± 200K); CRI 80; 670 lumens) and daylight white (5200K (± 200K); CRI 75; 810 lumens). Beam angles available: are 30° and 60°.

o	11W dimmable models with Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 674 lumens) and daylight white (5200K (± 200K); CRI 70; 750 lumens). Beam angles available: are 30° and 60°.

o	Non-dimmable models with universal voltage (100~277Vac) and Nichia or Taiwan LEDs are also available.

o	8W non-dimmable models with universal voltage (100~277Vac) and Nichia LEDs are available in warm white (3000K (± 200K); CRI 80; 600 lumens) and daylight white (5200K (± 200K); CRI 75; 630 lumens). Beam angles available are 30° and 60°.

o	8W non-dimmable models with universal voltage (100~277Vac) and Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 600 lumens) and daylight white (5200K (± 200K); CRI 70; 630 lumens). Beam angles available are 30° and 60°.

Dimmable R5-PAR30-WHT lamps are available with CREE, Nichia or Taiwan LEDs. Non-dimmable models with universal voltage (100~277Vac) are available with Nichia or Taiwan LEDs. The 120V dimmable models are ETL certified. LM-79 is available for the lamps with CREE LEDs. Lighting Facts are available for the 120V lamps with CREE LEDs. The 230V lamps are CE certified and RoHS compliant. Beam angles available are 30°, 60° and 160° with diffused lens.

o	12W dimmable models with CREE LEDs are available in warm white (3000K (± 200K); CRI 84; 724 lumens – beam angles: 30° and 60°) and daylight white (5200K (± 200K); CRI 66; 1,122 lumens – beam angles: 30° and 60°).

o	13W dimmable models with Nichia LEDs are available in warm white (3000K (± 200K); CRI 80; 715 lumens – beam angles: 30° and 60°) and daylight white (5200K (± 200K); CRI 75; 1,000 lumens – beam angles: 30° and 60°).

o	12W dimmable models with Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 780 lumens – beam angles: 30° and 60°) and daylight white (5200K (± 200K); CRI 70; 850 lumens – beam angles: 30° and 60°).

o	13W dimmable models with Nichia LEDs and a 160° beam angle are available in warm white (3000K (± 200K); CRI 80; 778 lumens) and daylight white (5200K (± 200K); CRI 87; 760 lumens).

o	12W non-dimmable models with universal voltage (100~277Vac) and Taiwan LEDs are available in warm white (3000K (± 200K); CRI 71; 910 lumens) and daylight white (5200K (± 200K); CRI 71; 850 lumens). Beam angles available are 30° and 60°.

o	Non-dimmable models with universal voltage (100~277Vac) and Nichia LEDs are also available.

Dimmable 17W R5-PAR38-WHT is a red dot award winner: product design 2012. The dimmable 17W R5-PAR38-WHT lamps are available with LEDs with CREE, Nichia or Taiwan chips. Non-dimmable models with universal voltage (100~277Vac) are available with Nichia and Taiwan LEDs. The 120V dimmable models are ETL certified. LM-79 is available for the lamps with CREE LEDs. Lighting Facts are available for the 120V lamps with CREE LEDs. The 230V lamps are CE certified and RoHS compliant. Beam angles available are 30°, 60° and 160° with diffused lens.

o	17W dimmable models with CREE LEDs are available in warm white (3000K (± 200K); CRI 83; 1,030 lumens – beam angles: 30° and 60°) and daylight white (5200K (± 200K); CRI 66; 1,460 lumens – beam angles: 30° and 60°).

o	16W dimmable models with Nichia LEDs are available in warm white (3000K (± 200K); CRI81; 815 lumens – beam angles: 30° and 60°) and daylight white (5200K (± 200K); CRI 83; 900 lumens – beam angles: 30° and 60°).

o	17W dimmable models with Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 900 lumens – beam angles: 30° and 60°) and daylight white (5200K (± 200K); CRI 72; 1,077 lumens – beam angles: 30° and 60°).

o	17W dimmable models with Nichia LEDs and a 160° beam angle are available in warm white (3000K (± 200K); CRI 81; 1,143 lumens) and daylight white (5200K (± 200K); CRI 76; 1,285 lumens).

o	Non-dimmable models with universal voltage (100~277Vac) and Nichia LEDs are available in warm white (3000K (± 200K); CRI 80; <16W) and daylight white (5200K (± 200K); CRI 76; <17W). Beam angles available are 30° and 60°.

o	Non-dimmable models with universal voltage (100~277Vac) and Taiwan LEDs are available in warm white (3000K (± 200K); CRI 80; 900 lumens; <16W) and daylight white (5200K (± 200K); CRI 72; 1,245 lumens; <17W). Beam angles available are 30° and 60°.

o	Non-dimmable models with universal voltage (100~277Vac) and Nichia LEDs are also available.

The 6W R5-MR16-WHT lamps, with a GU5.3 bi-pin base, are available with either CREE or Taiwan LEDs. Beam angles include a narrow beam angle of 15° as well as 30° and 60°.

o	Models with CREE LEDs include the R5-MR16-WHT-W (3000K (± 200K); CRI 77; 265 lumens) and the R5-MR16-WHT-D (5200K (± 200K); CRI 64; 403 lumens).

o	Models with Taiwan LEDs include the R5-MR16-WHT-W-T (3000K (± 200K); CRI 80; 300 lumens) and the R5-MR16-WHT-D-T (5200K (± 200K); CRI 66; 377 lumens).

3.

R4S Series. The R4S Series LED lamps are 7W lamps with E27, GU10 and MR16 bases and have up to 42% more lumen output than the R4 Series (see below). The R4S Series lamps can now be produced with either CRI70 or CRI80 chips. Caution: The R4S Series lamps should not be used in enclosed fixtures.

The R4S-MR16-WHT series lamps are 7W MR16 LED lamps with a GU5.3 bi-pin base got open installations. The lumen output has been increased up to 42% over the R4 Series lamps as a result of new chips. The lamps are dimmable with linear AC transformers.

o	The lamps are available in warm white (3000K (± 200K)) and daylight white (5500K (± 200K)), two beam angles (30°, 45° and 85°) and a color-rendering index of CRI 70 or CRI 80.

o	Specific models with lumen output are as follows: R4S-MR16-WHT-D-30 (5500K (± 200K) – beam angle: 30°; CRI 70; 500 lumens); R4S-MR16-WHT-W-30 (3000K (± 200K) – beam angle: 30°; CRI 70; 420 lumens); R4S-MR16-WHT-D-45 (5500K (± 200K) – beam angle: 45°; CRI 70; 470 lumens); R4S-MR16-WHT-W-45 (3000K (± 200K) – beam angle: 45°; CRI 70; 400 lumens); R4S-MR16-WHT-D-30 (5500K (± 200K) – beam angle: 30°; CRI 80; 420 lumens); R4S-MR16- WHT-W-30 (3000K (± 200K) – beam angle: 30°; CRI 80; 360 lumens); R4S-MR16-WHT-D-45 (5500K (± 200K) – beam angle: 45°; CRI 80; 400 lumens); R4S-MR16-WHT-W-45 (3000K (± 200K) – beam angle: 45°; CRI 80; 340 lumens).

The R4S-E27-WHT Series lamps are 7W E27 LED lamps with new chips that provide an increase in lumen output of up to 42% over the R4-E27-WHT Series lamps.

o	The lamps are available in warm white (3000K (± 200K)) and daylight white (5500K (± 200K)), two beam angles (30° and 45°) and a color-rendering index of CRI 70 or CRI 80.

o	Specific models with lumen output are as follows:

•	R4S-E27-WHT-D-30 (5500K (± 200K) – beam angle: 30°; CRI 70; 500 lumens);

•	R4S-E27-WHT-W-30 (3000K (± 200K) – beam angle: 30°; CRI 70; 420 lumens);

•	R4S-E27-WHT-D-45 (5500K (± 200K) – beam angle: 45°; CRI 70; 470 lumens);

•	R4S-E27-WHT-W-45 (3000K (± 200K) – beam angle: 45°; CRI 70; 400 lumens);

•	R4S-E27-WHT-D-30 (5500K (± 200K) – beam angle: 30°; CRI 80; 420 lumens);

•	R4S-E27-WHT-W-30 (3000K (± 200K) – beam angle: 30°; CRI 80; 360 lumens);

•	R4S-E27-WHT-D-45 (5500K (± 200K) – beam angle: 45°; CRI 80; 400 lumens); and

•	R4S-E27-WHT-W-45 (3000K (± 200K) – beam angle: 45°; CRI 80; 340 lumens).

The R4S-GU10-WHT Series lamps are 7W GU10 LED lamps with new chips that provide an increase in lumen output of up to 42% over the R4-GU10-WHT Series lamps.

o	The lamps are available in warm white (3000K (± 200K)) and daylight white (5500K (± 200K)), two beam angles (30° and 45º) and a color-rendering index of CRI 70 or CRI 80.

o	Specific models with lumen output are as follows:

•	R4S-GU10-WHT-D-30 (5500K (± 200K) – beam angle: 30°; CRI 70; 500 lumens);

•	R4S-GU10-WHT-W-30 (3000K (± 200K) – beam angle: 30°; CRI 70; 420 lumens);

•	R4S-GU10-WHT-D-45 (5500K (± 200K) – beam angle: 45°; CRI 70; 470 lumens);

•	R4S-GU10-WHT-W-45 (3000K (± 200K) – beam angle: 45°; CRI 70; 400 lumens);

•	R4S-GU10-WHT-D-30 (5500K (± 200K) – beam angle: 30°; CRI 80; 420 lumens);

•	R4S-GU10-WHT-W-30 (3000K (± 200K) – beam angle: 30°; CRI 80; 360 lumens);

•	R4S-GU10-WHT-D-45 (5500K (± 200K) – beam angle: 45°; CRI 80; 400 lumens); and

•	R4S-GU10-WHT-W-45 (3000K (± 200K) – beam angle: 45°; CRI 80; 340 lumens).

4.

The R4 Series. The R4 Series LED lamps include (i) 6-watt, 4-chip retrofit lamps (E10~E27, GU10 and MR16 with GU5.3 bi-pin base); (ii) 12W and 24W downlights; (iii) 8W A19 lamps and (iv) an 8W G24 lamp. They are available in warm white and daylight white. Note: The R4-MR16-WHT lamps can be used in semi-enclosed fixtures.

The R4-MR16-WHT 6-watt lamp has a GU5.3 bi-pin base and features a heatsink that allows for high lumen output. It is dimmable with linear AC transformers. It is available in warm white and daylight white and 5 beam angles: 30°, 45° and 85°. Specific models with beam angles and lumen output are as follows:

o	R4-MR16-WHT-W-30 (3000k (± 200K); 30° and 285 lumens ±10%);

o	R4-MR16-WHT-W-45 (3000k (± 200K); 45° and 270 lumens ±10%);

o	R4-MR16-WHT-W-85 (3000k (± 200K); 85° and 245 lumens ±10%),;

o	R4-MR16-WHT-D-30 (5500k (± 200K); 30° and 350 lumens ±10%);

o	R4-MR16-WHT-D-45 (5500k (± 200K); 45° and 330 lumens ±10%);

o	R4-MR16-WHT-D-85 (5500k (± 200K); 85° and 260 lumens ±10%); and

o	Length: 38mm; Diameter: 49.5mm.

The R4-GU10-WHT 6-watt lamp has a GU10 base and features a new heatsink that allows for higher lumen output. It is available in warm white and daylight white and 5 beam angles: 30°, 45°, and 85°. Specific models with beam angles and lumen output are as follows: R4-GU10-WHT-W-30 (lens) (3000k (± 200K); 30° and 285 lumens ±10%), R4-GU10-WHT-W-45 (3000k (± 200K); 45° and 270 lumens ±10%), R4-GU10-WHT-W-85 (lens) (2700k (± 200K); 85° and 245 lumens ±10%), R4-GU10-WHT-D-30 (5500k (± 200K); 30° and 350 lumens ±10%), R4-GU10-WHT-W-45 (5500k (± 200K); 45° and 330 lumens ±10%) and R4-GU10-WHT-D-85 (5500k (± 200K); 85° and 260 lumens ±10%). Length: 46.2mm; Diameter: 49.5mm.

The R4-E27-WHT 6-watt lamp is available in E10, E11, E14, E17, E26 and E27 base and features a new heatsink that allows for higher lumen output. It is available in warm white (3000k (± 200K)) and daylight white and 5 beam angles: 30°, 45°, and 85°. Specific models with beam angles and lumen output are as follows: R4-E27-WHT-W-30 (lens) (3000k (± 200K); 30° and 285 lumens ±10%), R4-E27-WHT-W-45 (3000k (± 200K); 45° and 270 lumens ±10%), R4-E27-WHT-W-85 (lens) (2700k (± 200K); 85° and 245 lumens ±10%), R4-E27-WHT-D-30 (5500k (± 200K); 30° and 350 lumens ±10%), R4-E27-WHT-W-45 (5500k (± 200K); 45° and 330 lumens ±10%) and R4-E27-WHT-D-85 (5500k (± 200K); 85° and 260 lumens ±10%). Length: 62.1mm; Diameter: 49.5mm.

R4 Single-Color Lamps:

o	R4-MR16 lamps are available in single colors: red, blue, green and amber. There is an MOQ of 250 pcs.

o	R4-E27 and R4-GU10 lamps are available in red and blue. For green and amber, there is a minimum order quantity of at least 1,000 pcs because the LEDs have to be specially packaged with phosphor. (Because the color can vary from batch to batch, the order quantity should be sufficient to handle a given project.)

The R4-DL6-WHT Downlight 12W R4-DL6-WHT is a lightweight and thin 6-inch downlight requiring only 10cm of ceiling space. Equal to 60W incandescent lamps, the lights have a single light source with no dark spots. Lumen output ranges from 610 lm ±10% for warm-white (3000K (± 300K)) to 720 lm ±10% for daylight white (5500K (± 500K)). Beam angle is 150°. Dimmable models are also available. Dimensions: 67 x Ø175mm.

The R4-DL8-WHT Downlight 24W R4-DL8-WHT is a lightweight and thin 8-inch downlight requiring only 10cm of ceiling space. The lights have a single light source with no dark spots. Lumen output ranges from 1,220 lm ±10% for warm-white (3000K (± 300K); CRI 80) to 1,440 lm ±10% for daylight white (5500K (± 500K); CRI 80). Beam angle is 150°. Dimensions: 84 x Ø240mm.

The R4-DL6-RGB Downlight is a 12W color-changing RGB lamp with a single light source that results in no dark spot. It has an IR receiver that allows the lamp to be activated by the TRISTAR-IR1627 remote controller as well as a line switch. It is lightweight and thin, requiring only 10cm of ceiling space.

The two types R4-A19-WHT LED A19 lamps are available in the R4 Series – the 6W R4-A19-WHT-6U and the 10W R4-A19-WHT-10U. The 'U' refers to universal voltage (100~240Vac). The R4-A19-WHT- 6U lamps are lightweight, only 50g, have a uniform light source and provide the same brightness as a 40W incandescent lamp with up to 85% power savings.

o	Models are available in daylight white (5500K (± 500K); CRI>70; 450 lumens) and warm-white (3000K (± 300K); CRI>70; 380 lumens). The base is E27.

o	The R4-A19-WHT-10U lamps are lightweight, 75g, have a uniform light source and provide the same brightness as a 60W incandescent lamp with up to 85% power savings. Models are available in daylight white (5500K (± 500K); CRI>70; 850 lumens) and warm-white (3000K (± 300K); CRI>70; 720 lumens).

o	The R4-A19-WHT-120 (110Vac; <100mA) and R4-A19-WHT-230 (220Vac; <50mA) lamps are dimmable with a TRIAC dimmer. Models are available in daylight white (5500K (± 500K); CRI>70; 850 lumens) and warm-white (3000K (± 300K); CRI>70; 720 lumens).

o	Dimmable and non-dimmable models of the R4-A19-WHT-10 are also available with CRI80. Dimmable models are available in daylight white (5500K (± 500K); CRI>80; 720 lumens) and warm-white (3000K (± 300K); CRI>80; 610 lumens).

o	Non-dimmable models are available in daylight white (5500K (± 500K); CRI>80; 720 lumens) and warm-white (3000K (± 300K); CRI>80; 610 lumens).

o	The R4-A19-WHT-10U and the dimmable lamps are available with an E26, E27 or B22 base.

The R4-G24-WHT-8 is an 8W G24 lamp with CREE or Taiwan LEDs. It has a beam angle of 270° and a rotary angle. With CREE LEDs it is available in daylight-white (5300K (± 300K); CRI >70; 550 lumens ±10%) and warm-white (3000K (± 300K); CRI >80; 500 lumens ±10%). With Taiwan LEDs it is available in daylight-white (5300K (± 300K); CRI >70) and warm-white (3000K (± 300K); CRI >80).

5.

R3-MR16-WHT: The 5W R3-MR16-WHT lamp can be used in enclosed fixtures. The 5-watt MR16 LED lamp has a GU5.3 bi-pin base. It is dimmable with AC linear transformers. Specific models with beam angles and lumen output are as follows:

R3-MR16-WHT-W-30 (3000k (± 200K); 30° and 250 lumens ±10%);

R3-MR16-WHT-W-45 (3000k (± 200K); 45° and 235 lumens ±10%);

R3-MR16-WHT-D-30 (5500k (± 200K); 30° and 300 lumens ±10%);

R3-MR16-WHT-D-45 (5500k (± 200K); 45° and 285 lumens ±10%); and

Length: 38mm; Diameter: 49.5mm.

6.

R1-MR16-WHT: The R1-MR16-WHT LED lamps are economical 4-watt MR16 lamps with a GU5.3 bi-pin base. They are available in daylight white (5500k (± 200K); CRI 70) and warm-white (3000K (± 200K); CRI 70). Lumen output and beam angles are as follows:

R1-MR16-WHT-30 (WHT-D: 250 lm ±10%; WHT-W: 200 lm ±10%; Beam angle: 30°); and

the R1-MR16-WHT-45 (WHT-D: 240 lm ±10%; WHT-W: 190 lm ±10%; Beam angle: 45°).

7.

COZY-A19-WHT: The COZY-A19-WHT Series are dimmable 5W weatherproof lamps with an IP65 rating for outdoor use. The lamps feature the same patented optical lens design as the AMBY-A19-WHT that provides nearly a 360° light distribution. Dimmable with TRIAC dimmers, the lamps are available in warm white (3000K (± 200K); CRI 83; 290 lm ±10%; power factor: 0.94) and daylight white (5000K (± 200K); CRI 82; 322 lm ±10%; power factor 0.92).

8.	CANDLE Series. The 3W CANDLE-E12-WHT-110/220 and CANDLE-E14-WHT-110/220 lamps are lightweight (31g), candelabra LED lamps available in CANDLE (CA) and CRYSTAL (CR) models. Lumen output is as follows:

CANDLE-E12/E14-WHT-D-110/220-CA (5500K (± 500K)) 200 lumens;

CANDLE-E12/E14-WHT-D-110/220-CR (5500K (± 500K)) 170 lumens;

CANDLE-E12/E14-WHT-W-110/220-CA (3000K (± 300K)) 170 lumens; and

CANDLE-E12/E14-WHT-W-110/220-CR (3000K (± 300K)) 140 lumens.

9.

TRISTAR®-IR1627 Remote Controllers: These provide a remote control function and are available in a large (L) or small (S) size. The remote can activate four color-changing patterns, 16 single colors and four color- intensity levels.

Other Light Sources

10.

AQUA™-RGB Series: The AQUA™-RGB Series are lamps with an IP68 rating for underwater applications. The AQUA™-RGB-60 is a 24V, 60-watt, IP68 rated RGB lamp suitable for pool lighting. This 90mm (dia.) x 120 mm (H) lamp has a 60° beam angle. The AQUA™-RGB-30 and the AQUA™-RGB-15 are 12V 30-watt and 15-watt lamps respectively.

11.

AQUA™-WHT Series: The AQUA™-WHT Series are lamps with an IP68 rating for underwater applications. The AQUA™-WHT-60 is a 24V, 60-watt, IP68 rated lamp suitable for pool lighting. This 90mm (dia.) x 120 mm (H) lamp has a 60° beam angle and a lumen output of 4,200~4,800 lumens. The AQUA™-WHT-30 is a 12V, 30-watt, IP68 rated lamp suitable for pool lighting. This 63.5mm (dia.) x 95 mm (H) lamp has a 60° beam angle and a lumen output of 2,100~2,400 lumens. The AQUA™-WHT-15 is a 12V, 15-watt, IP68 rated lamp suitable for pool lighting. This 50mm (dia.) x 65mm (H) lamp has a 60° beam angle and a lumen output of 1,050~1,200 lumens. Color temperatures available are warm white (3300K ±100K) and daylight white (5500K ±250K). The lamps come with a 5-meter cable and mounting brackets.

12.

BOBBY™-AR111-RGB-40-DMX. The BOBBY™-AR111-RGB-40-DMX is a 24-watt AR111 RGB color- changing spot light with a 40° beam angle together with the CCD350-DMX-24 – 350mA Constant Current Driver (24VDC, 24W Max.; with auto DMX address setting).

13.

EZSTAR™-RGB LED Modules: EZSTAR™-RGB LED modules are suitable for cabinet, accent and cove lighting and are available in 10 cm and 30 cm lengths. EZSTAR™-RGB waterproof models with an IP67 protection rating are available.

14.

EZSTAR™-Single-Color LED Modules: EZSTAR™-Single-Color LED modules are suitable for cabinet, accent and cove lighting and are available in red, green, blue and amber, plus warm white (2900k ±100k) and daylight white (5500k), and in lengths of 15 cm and 30 cm. EZSTAR™--WHT waterproof models with an IP67 protection rating are available.

15.

HIGH-BAY Series: This series of LED high-bay lamps are available in 120W, 150W and 180W models with either an E39 and E40 base, a foundation base (with UL and ETL approval), a ring and bare wires or a foundation base with a ring and bare wires. They are available with CREE, Nichia or local Taiwan LED chips. The lamps are lightweight and easily installed and have an automatic protection shut-off when the temperature rises above 105° C. The 180W models outperform 450W metal halide bulbs. The high-bay lamps are suitable for factories, warehouses, auditoriums and convention centers.

The HB-F-WHT-XXX lamps with stand are now UL and ETL certified.

The lamps are available with either a diffused lens to reduce glare or a transparent lens for maximum lumen output. The following lumen output figures are based on lamps with the transparent lens.

HB-XXX-WHT-120: 120W high-bay lamps with Nichia chips (CRI 80) and a lumen output of 11,500 lumens.

HB-XXX-WHT-150: 150W high-bay lamps with Nichia chips (CRI 80) and a lumen output of 14,500 lumens.

HB-XXX-WHT-180: 180W high-bay lamp with Nichia chips (CRI 80) and a lumen output of 17,200 lumens.

HB-XXX-WHT-120: 120W high-bay lamps with CREE chips (CRI 80) and a lumen output of 9,600 lumens.

HB-XXX-WHT-150: 150W high-bay lamps with CREE chips (CRI 80) and a lumen output of 13,200 lumens.

HB-XXX-WHT-180: 180W high-bay lamp with CREE chips (CRI 80) and a lumen output of 14,200 lumens.

HB-XXX-WHT-120-T: 120W high-bay lamps with Taiwan chips (CRI 70) and a lumen output of 9,200 lumens.

HB-XXX-WHT-150-T: 150W high-bay lamps with Taiwan chips (CRI 70) and a lumen output of 11,500 lumens.

HB-XXX-WHT-180-T: 180W high-bay lamp with Taiwan chips (CRI 70) and a lumen output of 13,800 lumens.

The High-Bay Series are also available in waterproof models with IP65 protection factor.

16.

HIGH-BAY with DMX dimming: Now available are the HB-F-WHT-D-120-DMX and the HB-F-WHT-D- 150-DMX that can be controlled by the iDIMMER-DMX. The lamps come with the iDRIVER-DMX thatcommunicates with the controller for DMX dimming. The lamps are available with either CREE, Nichia or local Taiwan chips. Multiple lamps can be connected for zone dimming.

17.

LOW-BAY Series. 60W and 90W low-bay LED lamps with an E40 base or a ring with bare wires are available with CREE or Nichia LEDs. The 60W LB-XXX-WHT-60 LED lamp with Nichia chips (5500K (± 200K)) has 5,700 lumens and a CRI of 70. The 90W LB-XXX-WHT-90 LED lamp with Nichia chips (5500K (± 200K)) has 8,600 lumens and a color-rendering index of 70. The 60W LB-XXX-WHT-60 LED lamp with CREE chips (5500K (± 200K)) has 5,230 lumens and a CRI of 70. The 90W LB-XXX-WHT-90 LED lamp with CREE chips (5500K (± 200K)) has 7,850 lumens and a CRI of 70.

18.

LUXMAN™-12 Commercial Flood Light: The 30-watt LUXMAN™-12 commercial flood light has 12 x 2.5- watt LEDs and a lumen output of 1,600 lumens for warm white and 1,680 lumens for daylight white. It is suitable for gas station, parking lot, entryway or lobby lighting.

19.

LUXMAN™- WHT Wall Washer Series. LUXMAN™-WHT Wall Washers with an IP67 rating are now available in both warm white and daylight white. Models include the 30-watt LUXMAN™-12-WHT (1,600 lumens for warm white and 1,680 lumens for daylight white), the 40-watt LUXMAN™-16-WHT (2,130 lumens for warm white and 2,240 lumens for daylight white), the 60-watt LUXMAN™-24-WHT (3,200 lumens for warm white and 3,360 lumens for daylight white) and the 90-watt LUXMAN™-36-WHT (4,800 lumens for warm white and 5,040 lumens for daylight white).

20.

LUXMAN™-SL V2.0 Series Street Lights: The LUXMAN™-SL V2.0 Series LED Street Lights with 2.5W LEDs are IP67 rated and provide lighting for streets, alleys, courtyards, parks and walkways. Ten models are available: the LUXMAN™-SL-3x4 (30 watts; 2,4000 lumens), LUXMAN™-SL-3x5 (37 watts; 2,960 lumens), LUXMAN™-SL-3x6 (45 watts; 3,600 lumens), LUXMAN™-SL-3x7 (52 watts; 4,160 lumens), LUXMAN™- SL-6x3 (45 watts; 3,600 lumens), LUXMAN™-SL-6x4 (60 watts; 4,800 lumens), LUXMAN™-SL-6x6 (90 watts; 7,200 lumens), LUXMAN™-SL-6x8 (120 watts; 9,600 lumens), LUXMAN™-SL-6x10 (150 watts; 12,000 lumens) and LUXMAN™-SL-6x12 (180 watts; 14,400 lumens).

21.

LUXMAN™-SL V2.2 Series Street Lights: The LUXMAN™-SL V2.2 Series LED Street Lights feature new heatsinks allowing for higher 3.3W LEDs. They are IP67 rated and provide lighting for streets, alleys, courtyards, parks and walkways. Four models are available: the LUXMAN™-SL-6x5 (100 watts; 8,000 lumens), LUXMAN™-SL-6x6 (120 watts; 9,600 lumens), LUXMAN™-SL-6x8 (160 watts; 11,200 lumens) and the LUXMAN™-SL-6x10 (200 watts; 12,800 lumens).

22.

SunSumLite: The SunSumLite is a 1W solar-powered LED lamp with 90~100 lumens and an optional mobile phone charger. It can be used as a flashlight or as a light-source while camping or in rural areas in developing countries with minimal electrical power. The SunSumLite comes with a solar module for charging. There are three light settings that provide continuous lighting for periods of 4 hours (high), 10 hours (medium) and 200 hours (low).

23.

STARSTREAM™24 Single-Color Light Strips: The STARSTREAM™24 Single-Color light strip is a 24VDC flexible strip available in warm white (3000k) and daylight white (5000k), red, green, blue and amber. The maximum usable length of the single-color light strips is 30 meters.

24.

STARSTRIP™-24-RGB Light Strips: The STARSTRIP™-24-RGB light strips are 24V color-changing light strips with 14 x SMD RGB LED in each 30 cm length of rigid aluminum alloy. Each 30 cm length has a power consumption of 3.4 watts. They are available in lengths of 32, 62, 92 and 122 cm. Waterproof models with an IP67 protecting rating are also now available.

25.

STARSTRIP™-24 Single-Color Light Strips: The STARSTRIP™-24-WHT light strips are 24V light strips with 16 x SMD single-color LED in each 30 cm length of rigid aluminum alloy. Each 30 cm of length has 5 watts of power consumption and a lumen output of 180 lumens. They are available in warm white (3300k) and daylight white (5000k). They are available in lengths of 32, 62, 92 and 122 cm. Waterproof models with an IP67 protection rating are also now available.

26.

T5™. The T5™ is a 24V strip light 58 cm in length with 21 LEDs x 0.4W for a total of 8.4 watts. Available in both warm white (3000k) and daylight white (6000k), the T5™ is ideal for office lighting, cabinet lighting or other small area lighting. Up to four T5™ light strips can be connected together.

27.

TB600 LED Ceiling Panels: These 40W T-bar 60x60 LED light panels are ultra-thin (10 mm) and feature a uniform light source with no hot spot and no stacking shadow. They are ideal for offices, conference rooms, hotels, factories or other commercial lighting applications. The panels are available in warm white (3000K (± 300K); CRI 80; 3,000 lumens) and daylight white (5500K (± 500K); CRI 80; 3000 lumens). Non-dimmable, dimmable and CCT changing (2700K~5500K) models are available.

28.

TRISTAR-T8 Series: The TRISTAR-T8 Series are 60cm (10W) and 120cm (20W) T8 tubes with diffused lens. These LED T8 replacements are available in either daylight-white (5000~5500K) or warm-white (2600~3300K). Lumen output for the 60cm models are 800 lumens for daylight-white and 650 lumens for warm-white. Lumen output for the 120cm models are 1,800 lumens for daylight-white and 1,500 lumens for warm-white.

29.

ZZ-BRIGHT™-WHT Channel Letter LEDs: ZZ-BRIGHT™ channel-letter LEDs are suitable for tube lights, box signage, 3D letters, decoration lighting and indirect lighting. The ZZ-BRIGHT™-215-WHT has 2 high-brightness SMD-type LEDs on each PCB and the ZZ-BRIGHT™-415-WHT has 4 high-brightness SMD- type LEDs on each PCB. Both models have a constant current regulating IC to provide the same level of brightness, protect against power surges and extend the lifetime of the LEDs. The PCBs have a water resistant coating that prevents water from entering the PCB and causing corrosion. They are available in warm white (3200k), daylight white (4000k) and cool white (6500k), as well as red, blue, green and amber.

30.

ZZ-BRIGHT™ -RGB Channel Letter LEDs: ZZ-BRIGHT™-RGB channel-letter LEDs are suitable for tube lights, box signage, 3D letters, decoration lighting, indicating lighting and indirect lighting. Each PCB has 3 SMD-type RGB LEDs. Operating voltage is 12V, maximum power consumption is 1.7W per foot (15.2 cm) and the beam angle is 120º.

DMX Drivers

31.

CCD-DMX-150: The CCD-DMX-150 is a 3-channel high-power LED DMX driver with an auto-addressing system that detects an ID automatically. It receives DMX512 signals and outputs PWM signals in order to control gray scales and produce vibrant colors. It can be used with 350mA constant current RGB devices with a Vled of 10V~20V.

Bluetooth Portable Speaker

32.	Bbox3: The Bbox3 is a portable, Bluetooth speaker that can be used with any smartphone, tablet or other suitable 3C device.

Manufacturing

We design and develop our LED lighting products using our own engineers, but manufacturing is out-sourced to Taiwan-based third party vendors of different disciplines. We have not entered into a written agreements for manufacturing services with any of these vendors and provide no assurance that we will continue to obtain manufacturing services from these vendors on attractive terms when needed. In order to secure long-term supply of manufacturing and strengthen strategic partnerships with certain manufacturers, from time to time we make capital investments in these vendors. Generally, we make such investments through our wholly owned subsidiary, Color Stars, Inc., a Taiwanese corporation (“CSTC”). Manufacturers we are currently invested in include Anteya Technology Corporation, a Taiwanese corporation (“Anteya”) and Fin-Core Corporation, a Taiwanese corporation (“Fin-Core”).

Since 2004, we have owned 20% of the outstanding common shares of Anteya. Anteya provides original equipment manufacturing (a/k/a “OEM”) services to us for the TRISTAR, EZSTAR, R4, LUXMAN and HB series of products. Anteya is an important strategic manufacturer for us as we rely upon Anteya for its expertise in LED packaging, electronic engineering and software design.

Fin-Core produces our BOBBY series of LED lamps. Additionally, Fin-Core develops high quality thermal management technology, which is an integral part of LED lighting applications. For further details regarding our ownership interests in Anteya and Fin-Core, see “Prospectus Summary – Overview of Significant Business Transactions.”

Another key manufacturer for us is Jun Yee Industrial Co., Ltd., a Taiwanese corporation (“Jun Yee”). Jun Yee manufactures our T5, TB, ZZ-BRITE, JEDSTAR and STARSTRIP series of LED lamps. Jun Yee’s manufacturing plants have state of the art surface mount device machines, testing labs, burn-in chambers and complete assembly lines which allows for Jun-Yee to effectively and efficiently produce LED lighting products. Management believed that our relationship with Jun Yee gives us a strategic advantage.

We are highly dependent upon the above-mentioned manufacturers to produce our LED lighting products. If production at any one of our manufacturers’ manufacturing plants is disrupted for any reason, manufacturing yields may be adversely affected and we may be unable to meet our customer’s requirements. Consequently, our customers may purchase LED lighting products from our competitors. This could result in significant loss of revenues and damage to our customer relationships, which could have a material adverse effect on our business, results of operations, and financial condition.

Distributors and Suppliers

We grant a small number of distributors the right to distribute our products in defined territories. We have not entered into any written agreements with these distributors, giving us the ability to terminate our relationship with any distributor that is not performing adequately. Correspondingly, any of our distributors may elect to discontinue marketing and distributing our products with little or no notice. If our distributors were to discontinue marketing and distributing our products for any reason, we believe that, due to an abundance of distributors in the LED lighting product sector, we could find an alternative distributor within a short duration of time; however, until we locate another distributor, our business and results of operations could be adversely impacted.

We are not dependent on, nor expect to become dependent on, any one or a limited number of suppliers for essential raw materials or other items. Our manufacturing operations, which are outsourced to various companies, are located in Taiwan where there is an extensive infrastructure of companies supplying raw materials to the LED lighting industry. For the six months ended June 30, 2013, our largest supplier accounted for approximately 18.61% of our total purchases and our two largest suppliers, combined, accounted for approximately 82.99% of our total purchases.

Sales

ColorStars products are sold to over 35 different countries around the world. The percentage of sales by major regions for the six months ended June 30, 2013 are listed below:

Regions	Sales Amount	Percentage of Sales
Europe	$ 1,420,653	51.91%
Asia	$ 458,297	16.75%
USA	$ 557,428	20.37%
Others	$ 300,268	10.97%
Total	$ 2,736,466	100.00%

The percentages of major product lines currently sold to each region are listed below:

Products/Regions	TriStar Lamps	LED Drivers	Control System
Europe	[64]%	[80]%	[60]%
Asia	[20]%	[22]%	[27]%
USA	[16]%	[ 8]%	[13]%

Customers

We sell our products primarily to professional wholesale lighting distribution companies, some of which are companies with many years of experience distributing traditional lighting products, and some of which are strictly distributors of LED lighting products and have fewer years of experience. We also distribute our LED lighting products to lighting engineers engaged in specific lighting projects. Other than the aforementioned lighting engineers, we do not sell our products directly to end-users. Our largest customer accounted for approximately 18.61% of our total revenue in the six-month period ended June 30, 2013.

Product Research and Development

We are engaged in the research and development of a variety of products to extend our lines of consumer and professional lighting products. Among these products are A19 LED light bulbs, LED down light fixtures and LED spot lights for commercial and residential applications. During the three-month periods ended June 30, 2013 and 2012, we spent, respectively, approximately $15,453 and $26,330 on research and development, as compared to approximately $106,984 and $59,198, respectively, for the 2012 and 2011 fiscal years.

Industry Overview

We sell our products globally – primarily to lighting distributors that resell LED lamps and lighting fixtures for commercial lighting. The largest segment of the lighting industry consists of incandescent light bulbs, but governments throughout the world have passed measures to phase out incandescent light bulbs. In some jurisdictions, this has been done through legislation, while others, through voluntary measures. We believe this government-endorsed evolution of lighting technology, together with other factors, will cause this market to grow rapidly. As illustrated in a report of the Next Generation Lighting Industry Alliance (“NGLIA”), this anticipated growth in the market for LED lamps and lighting will be aided by incandescent and fluorescent lamps being replaced by LEDs in commercial lighting in order to take advantage of energy savings, greater design flexibility, the elimination of pollutants, greater ruggedness, longer lifetimes and a lack of catastrophic failures. We also believe LED color flexibility, including RGB color-changing effects, energy savings and lower maintenance, are factors that will encourage the use of LEDs by individuals, but we expect this smaller market to adopt LEDs more slowly than the commercial lighting market.

According to the NGLIA, an industry consortium involved in solid-state-lighting (“SSL”) (which includes LED lighting), working in cooperation with the United States Department of Energy (“DOE”), the size of the domestic market for lamps (light bulbs), ballasts, lighting fixtures and lighting controls is approximately $12 billion. Globally, this market is approximately $40 billion. According to the NGLIA, the total electrical energy used for lighting equals the output of about 100 large power plants (more than three times this amount is needed to produce such electrical energy). The cost of this electricity was about $55 billion at 2003 rates.

The NGLIA also noted that incandescent lamps, by far are the least efficient of the common lamp types, consume electrical energy equal to the output of more than 40 large power plants. According to the DOE, lighting accounts for approximately 8% of all energy consumption in the United States and approximately 22% of electricity nationwide. LEDs have the potential to reach 200 lm/W, compared to the lesser efficacies of incandescent lamps at 15 lm/W and fluorescent tubes at 90 lm/W. If LED light or other SSL were to replace all existing non-SSL lights, the DOE estimates that consumers would save approximately $115 billion by 2025 and greenhouse emission gases would be reduced by approximately 10%.

The NGLIA believes that the energy saving prospect for the use of SSL systems is significant. They estimate that when SSL reaches certain efficiencies, the annual energy savings in the U.S. will be roughly equal to the output of about 30 large power plants, or about 6% to 7% of the U.S.’s total electrical energy usage. This will result in a savings of approximately $17 billion in annual electrical costs at 2003 rates. The NGLIA also noted that accompanying environmental benefits are substantial and include a reduction in carbon dioxide emissions of approximately 155 million tons, as well as a reduction in combined nitrous oxides and sulfur oxide of approximately one million tons.

Competition

Competition in the market in which we sell our products is primarily based on price and the frequent introduction of new products to the market using the latest available technology. Our outsourced manufacturing operations in Taiwan, as well as the location of our research and development staff in Taiwan, allows us to take full advantage of a well-developed infrastructure of high-technology companies and well-trained engineers in the SSL industry.

Our principal competitors are Revolution Lighting Technologies, Inv. (RVLT) and Lighting Science Group in the U.S., Philips and Osram in Europe, and Toshiba and Panasonic in Japan. We also expect increased competition from major traditional lighting companies such as General Electric, Westinghouse and Acuity Brands, who have or are developing LED lighting products.

We believe that we can compete successfully with our competitors because of lower manufacturing costs and the close proximity of our research and development operations to one of the world's most advanced high-tech centers – Taipei – Hsinchu, Taiwan - which offers a supply of highly-trained engineers and the latest in SSL technology.

Strategy

Going forward, the Company’s primary objective is to (i) continue to expand its product line by utilizing its research and development capabilities to add new lighting options to its current product range, which includes low cost and/or low energy lighting, ultra-bright lighting and emergency lighting; and (ii) continue to expand its distribution channels in both existing and new markets internationally by utilizing both direct and indirect sales organizations.

Favorable factors that will enhance our marketing position and increase revenues are the continuing trends of price reductions of LED chips and technological improvements that have resulted in increased lumen output of LEDs. Management believes that these factors will increase the speed in which LED lights are adopted in both commercial and home lighting.

Intellectual Property

Patents

We have been issued patents for “high power LED color bulb with infrared remote function” in Taiwan, the United Kingdom, Germany, France and the U.S. This patent covers the technology in our TriStar series of RGB lamp. Additionally, a total of 3 different patents have been awarded in connection with our R5 series of lamps in various countries. To date, we have a total of 22 patents that have been filed and granted in various countries.

Trademarks and Service Marks

We use the trademarks “ColorStars”, "TriStar", “StarStream” and “PAVO”, which are registered trademarks in various countries worldwide. All trademarks, service marks and copyright registrations associated with our business are registered in the name ColorStars Group and expire over various periods of time. We intend to vigorously defend against infringements of our trademarks, service marks and copyrights.

Government Regulations and Standards

The largest segment of the lighting industry consists of incandescent light bulbs. Governments, throughout the world, have passed measures to phase out incandescent light bulbs. In some jurisdictions, this has been done through legislation, while others, through voluntary measures. The aim is to encourage the use of more energy efficient lighting alternatives such as LED lamps and other SSL.

Certain jurisdictions have enacted stringent requirements for LED lighting technology with respect to energy efficiency. Generally, we believe that our products are designed to exceed the energy efficiency requirements of the markets in which our products are sold and we expect tighter environmental and energy regulations to increase demand for our products. However, if any such tighter environmental and energy regulations resulted in new or altered certification programs, such programs could delay our ability to sell our products in certain markets. Currently, we believe that our overall compliance costs are not material and are similar to that of our competitors.

Regional developments across the world are as follows:

United States

  State Legislation

California, pursuant to a 2007 law, will phase out the use of incandescent bulbs by 2018. The bill aims to establish a minimum light bulb standard of twenty-five lumens per watt by 2013 and sixty lumens per watt by 2018.

Connecticut legislator Mary M. Mushinsky (D-Wallingford) has proposed a legislation to encourage the use of energy efficient lighting sources.

New Jersey Assemblyman Larry Chatzidakis introduced a bill on February 8, 2007 that calls for the state to switch to fluorescent lighting in government buildings over the next three years. Mr. Chatzidakis said, "The light bulb was invented a long time ago and a lot of things have changed since then. I obviously respect the memory of Thomas Edison, but what we're looking at here is using less energy.”

  Federal Legislation

Many state efforts became moot when, in December 2007, the U.S. federal government enacted the Energy Independence and Security Act of 2007 (the “EIS Act”), requiring all general-purpose light bulbs that produce 310 to 2600 lumens of light to be 30% more energy efficient (similar to current halogen lamps) than then-current incandescent bulbs beginning in 2012 and continuing through 2014. The efficiency standards started with 100-watt bulbs in January 2012 and will end with 40-watt bulbs in January 2014.

Bulbs outside this range – that is, light bulbs historically less than 40 watts or more than 150 watts - are exempt from the restrictions of the EIS Act. Also exempt are several classes of specialty lights, including appliance lamps, "rough service" bulbs, 3-way bulbs, colored lamps and plant lights.

By 2020, a second tier of restrictions would become effective. This second tier requires all general-purpose bulbs to produce at least 45 lumens per watt (similar to current CFLs). Exempt from the Act are reflector "flood", 3-way, candelabra, colored and other specialty bulbs.

Americas

  Argentina

In Argentina, the sale and import of incandescent light bulbs have been prohibited since December 31, 2010.

  Brazil

Brazil places strict energy efficiency restrictions on incandescent light bulbs and non-conforming light bulbs are being gradually phased out. As of July 2013, incandescent light bulbs ranging from 61 to 100 Watts that do not perform accordingly may no longer be produced nor imported and, in mid-2104, their sale will be banned as well.

  Canada

In Canada, the sale and import of incandescent light bulbs will become illegal in 2014.

  Cuba

Cuba exchanged all incandescent light bulbs for CFL’s and banned the sale and import of incandescent light bulbs in 2005.

  Venezuela

Venezuela employs a light bulb exchange program, in which it replaces incandescent light bulbs with more energy efficient ones.

Asia

  China

In China, the sale of incandescent light bulbs that use 100 watts or more of power have been banned since Oct. 1, 201. China reportedly intends to ban any incandescent light bulbs that use more than 15 watts in 2014 and to 15 watts in 2016.

Europe

Switzerland banned the sale of all light bulbs of the Energy Efficiency Class F and G, which affects a few types of incandescent light bulbs. Most normal light bulbs are of Energy Efficiency Class E, and the Swiss regulation has exceptions for various kinds of special-purpose and decorative bulbs.

Ireland was the first European Union (EU) member state to ban the sale of incandescent light bulbs. It was later announced that all member states of the EU agreed to ban incandescent light bulbs by 2012.

The initial Europe-wide ban only applies to 'non-directional' light bulbs, so it does not affect any bulbs with reflective surfaces (i.e. spotlights or halogen down lighters). Bulbs will be banned in a phased approach. The first types of bulbs to be banned are non-clear (frosted) bulbs; these bulbs were banned completely by September 2009. Also, in September 2009, clear bulbs over 100W were made of more efficient types. This limit will be moved down to lower wattages, and the efficiency levels raised by the end of 2012. Also, the EU has given the target of 2016 to phase out Halogen bulbs, and any bulb available for purchase after the 2016 date must have at least a 'B' energy rating. The Finnish parliament has been discussing banning sales of incandescent light bulbs beginning in 2011.

The UK government announced in 2007 that incandescent bulbs would be phased out by 2011.

Russia

On October 8, 2009, Russian Economy Minister Elvira Nabiullina said that the government would ban the production and sale of all types of incandescent bulbs by 2014.

Oceania

  Australia

In Australia, the import and sale of “inefficient” incandescent light bulbs has been restricted since 2009. Any incandescent bulbs sold in Australia must satisfy minimum energy performance standards.

Environmental Regulations

ENERGY STAR is a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy that is intended to assist consumers in saving money and protect the environment through energy efficient products and practices. The Energy Star is awarded to only certain bulbs that meet strict efficiency, quality and lifetime criteria.

Energy Star Qualified LED Lighting:

  Reduces energy costs — uses at least 75% less energy than incandescent lighting, saving on operating expenses.
  Reduces maintenance costs — lasts 35 to 50 times longer than incandescent lighting and about 2 to 5 times longer than fluorescent lighting. There are no bulb-replacements, no ladders and no ongoing disposal program.
  Reduces cooling costs — LEDs produce very little heat.
  Is guaranteed — comes with a minimum three-year warranty — far beyond the industry standard.
  Offers convenient features — available with dimming on some indoor models and automatic daylight shut- off and motion sensors on some outdoor models.
  Is durable — won’t break like a traditional bulb.

To qualify for Energy Star certification, LED lighting products must pass a variety of tests meant to prove that the products will display the following characteristics:

  Brightness is equal to or greater than existing lighting technologies (incandescent or fluorescent) and light is well distributed over the area lighted by the fixture.
  Light output remains constant over time, only decreasing towards the end of the rated lifetime (at least 35,000 hours or 12 years based on use of 8 hours per day).
  Excellent color quality – the shade of white light appears clear and consistent over time.
  Efficiency is as good as or better than fluorescent lighting.
  Light comes on instantly when turned on.
  No flicker when dimmed.
  No off-state power draw – the fixture does not use power when it is turned off, with the exception of external controls, whose power should not exceed 0.5 watts in the off state.

We are in the process of applying for the Energy Star certification for most of our products for general lighting applications.

Employees

As of June 30, 2013, we had a total of 11 full-time employees and 1 part-time employee. There are no collective bargaining agreements between our employees and the Company. We do not have any supplemental benefits or incentive arrangements for employees at the present time. Such benefits and arrangements will be considered and developed over the next 12 months.

Facilities

We do not own any real property. We currently lease the following properties:

  We lease our principal office space from Mr. Wei-Rur Chen, our president, at a consideration of NTD $120,000 (USD $4,133.51) per month (NTD $1,440,000 (USD $49,602.15) annually). The current lease term will expire in November 2015.
  We currently lease property in Irvine, California 92618, which property is used as a general office and for the warehousing of inventory. Lease payments are USD $2,859 per month (USD $34,308 annually). [This lease expired as of June 30, 2013 and is currently month-to-month.]
  We currently lease property located in Sindian City, Taipei County, Taiwan, which property is used as a warehouse and distribution facility. Lease payments are NTD $60,000 (USD $2,066.76) per month (NTD $720,000 (USD $24,801.08) annually). The lease term ends on August 31, 2013. [We expect to renew the lease on substantially the same terms.]

We believe that our current facilities are adequate for our needs through the next twelve months and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms, although there can be no assurance in this regard. We have no plans to acquire any property in the immediate future.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information regarding our directors and executive officers, including their ages as of this date of this prospectus.

Name	Age	Position
Wei-Rur Chen	53	Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Director
Hsiu-Fu Liu	58	Director
Mei-Ying Chiu	61	Secretary and Director

Mr. Wei-Rur Chen, age 53, has served as our Chief Executive Officer and President since 2003. Prior to joining us, Mr. Chen was Executive Vice President of Primo Lite Co., Ltd. from 2002 to 2003, Executive Vice President of Tinya Engineering Co., Ltd. from 2000 to 2002, Vice President of Hi-Doer Power Co., Ltd. from 1997 to 2000, Manager of Sales and Marketing of Westinghouse Elec. from 1991 to 1997 and Manufacturing Engineer of Westinghouse Elec. from 1984 to 1989. In 1990, Mr. Chen earned a Master of Science, Industrial Engineering from Clemson University in South Carolina, U.S. Mr. Chen resides in Taipei, Taiwan.

Mr. Hsiu-Fu Liu, age 58, has been serving on our board since December 2008. Mr. Liu currently serves as the chairman of Hsuhta Industrial Group, a company that owns and operates many precision plastic molding and injection companies in Taiwan and China. Mr. Liu graduated from Hsinchu Technical high school in 1973.

Mr. Mei-Ying Chiu, age 61, has served as our Secretary since 2004. Prior to joining us, Ms. Chiu was Vice President of Sales and Marketing for 5E Chemical Co., Ltd. from 2003 to 2004, Manager of Marketing for Tingya Engineering from 2001 to 2003, Project Manager for Stone & Webster Taiwan from 1999 to 2001 and Project Manager for Gibsin Engineering Co., Ltd. from 1980 to1997. Ms. Chiu earned a Bachelor of Arts, Business Administration from Mingchuan University, Taiwan in 2001 and a Master’s degree of Executive Management of Business and Administration from Hong Kong Chinese University.

The business address for each of our officers and directors is 10F, No. 566 JungJeng Rd., Sindian City, Taipei County 231, Taiwan, Peoples Republic of China.

Our bylaws authorize no less than one (1) and no more than seven (7) directors. We currently have three (3) directors.

RELATED PARTY TRANSACTIONS

Familial Relationships

Mrs. Tsui-Ling Lee, an owner of approximately 11.86% of our common stock, is the spouse of our Chairman of the Board and Chief Executive Officer, Mr. Wei-Rur Chen.

Related Party Transactions

The Company had two related person transactions during 2012, both with Mr. Wei-Rur Chen. Mr. Wei-Rur Chen is the President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of the Company, as well as beneficial owner of more than five percent (5%) of the Company’s common stock.

The Company leases office space from Mr. Wei-Rur Chen. The term for the lease agreement is from November 2010 to November 2015. For the twelve months ended June 30, 2013, the Company paid USD $48,703 in rent to Mr. Chen pursuant to this lease agreement.

Mr. Wei-Rur Chen also provided a personal loan of USD $100,000 to the company, which reflects the highest amount of principal owed by the Company to any single lender during 2012. The personal loan was unsecured, repayable on demand and bore interest at the applicable federal short-term rate in effect for each day on which loan principal is outstanding. In August 2012, the personal loan was paid in full. In connection with loan, the Company paid Mr. Chen a total of $100,161 during 2012.

PRINCIPAL AND SELLING STOCKHOLDERS

Principal Stockholders

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by:

  all persons who are beneficial owners of five percent (5%) or more of our common stock;

  each of our directors;

  each of our executive officers;

  all current directors and executive officers as a group; and

  each of the selling stockholders.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 67,448,890 shares of common stock outstanding as of the date of this prospectus.

Title of Class	Name and Address of Owner	Title	Amount of Beneficial Ownership	Percentage of Common Stock Owned
Common Stock	Wei-Rur Chen 7, Mayhua 1st Road Sindian District, New Taipei City 231, Taiwan, R.O.C.	President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board	10,800,000	16.01%
Common Stock	Mei-Ying Chiu 9F, No. 568, Jung Jeng Rd. Sindian District, New Taipei City 231, Taiwan, R.O.C.	Secretary and Director	2,500,000	3.71%
Common Stock	Hsui-Fu Liu No. 232, Zhongzheng Rd., Shulin City, Taipei County 238, Taiwan, R.O.C.	Director	2,000,000	2.97%
		All executive officers and directors as a group	15,300,000	22.68%
Common Stock	Reuya International LTD (Wei- Rur Chen) 10F, No. 566 Jung Jeng Rd. Sindian District, New Taipei City 231, Taiwan, R.O.C.	Shareholder	11,620,000	17.23%
Common Stock	Tsui-Ling Lee 7, Mayhua 1st Road Sindian District, New Taipei City 231,Taiwan, R.O.C.	Shareholder	8,000,000	11.86%
Common Stock	Circletex 7075 Gratiot Rd, Suite One Saginaw, MI 48609 USA	Shareholder	4,076,050	6.04%

Selling Stockholders

The following table sets forth information known to us with respect to the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.

All of the selling stockholders received their securities: (i) through our 2005 stock swap with the stockholders of Color Stars, Inc., a Taiwanese corporation (“CSTC”), as part of our acquisition of CSTC, (ii) as the result of equity interests issued to employees and consultants, (iii) as a participant in a private offering of our securities exempt from the registration requirements of U.S. securities laws and (iv) in private transactions, in each case prior to the initial filing date of the registration statement of which this prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated.

The percent of beneficial ownership for the selling stockholders is based on 67,448,890 shares of our common stock outstanding as of the date of this prospectus. As of the date of this prospectus, there were no warrants or options to purchase shares of our common stock issued and outstanding, and the Company had no plan to issue any such warrants or options. Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially			Shares Beneficially
	Owned as of the Date of		Shares Offered by	Owned After the
	this Prospectus		this	Offering
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Jung-Tsung Chen	16,000	<1.00%	16,000	-	-
Pi-Suang Tsai	100,000	<1.00%	100,000	-	-
Ya-Yun	500,000	<1.00%	500,000	-	-
Li-Chang Hsu	50,000	<1.00%	50,000	-	-
Mei-Ying chiu	2,500,000	3.71%	2,500,000	-	-
Shu-Chiao chen	200,000	<1.00%	200,000	-	-
Tan-Fen cheng	100,000	<1.00%	100,000	-	-
Chi-Chuan Su	125,000	<1.00%	125,000	-	-
Ching-Chung Chen	490,000	<1.00%	490,000	-	-
Ching-Sung Wang	100,000	<1.00%	100,000	-	-
Hsiu-Nien Hsu	30,000	<1.00%	30,000	-	-
Pei-Yuan Wu	30,000	<1.00%	30,000	-	-
Hsiu-Ju Hsu	60,000	<1.00%	60,000	-	-
Chung-Yen Hsu	100,000	<1.00%	100,000	-	-
Kung-Liang Chen	250,000	<1.00%	250,000	-	-
Li-Fei Chen	25,000	<1.00%	25,000	-	-
Wen-Hung Huang	90,000	<1.00%	90,000	-	-
Shin-Fu Wang	100,000	<1.00%	100,000	-	-
Yuan-Lung Huang	100,000	<1.00%	100,000	-	-
Nien-Ching Yang	30,000	<1.00%	30,000	-	-
Hephzibah international Co., Ltd.	295,460	<1.00%	295,460	-	-
Bethel International Co., Ltd.	400,000	<1.00%	400,000	-	-
Wan-Hua Young	200,000	<1.00%	200,000	-	-
Te-i Yin	60,000	<1.00%	60,000	-	-
Jui-Sheng Yang	240,000	<1.00%	240,000	-	-
Chia-Ling Yang	30,000	<1.00%	30,000	-	-
Ting-Feng Wu	1,000,000	1.48%	1,000,000	-	-
Hsiu-Ling Wei	30,000	<1.00%	30,000	-	-
Tai-Yuan Wan	30,000	<1.00%	30,000	-	-
Cheng-Hsiung Tseng	20,000	<1.00%	20,000	-	-
Chung-Teng Sun	50,000	<1.00%	50,000	-	-
Samual Wilson Ritchie	50,000	<1.00%	50,000	-	-
Chao-Yang Liu	60,000	<1.00%	60,000	-	-
Hsing-Ju Lin	20,000	<1.00%	20,000	-	-
Chin-How Liao	180,000	<1.00%	180,000	-	-
Shang-Pin Lee	125,000	<1.00%	125,000	-	-
Lung-Ying Lai	50,000	<1.00%	50,000	-	-
Huei-Ju Jang	60,000	<1.00%	60,000	-	-
Shu-Min Huang	90,000	<1.00%	90,000	-	-
Shu-Chen Huang	125,000	<1.00%	125,000	-	-
Su-Chiu Hsu	40,000	<1.00%	40,000	-	-
Mei-Yu Hsieh	50,000	<1.00%	50,000	-	-
Jui-Pin Hsiao	105,000	<1.00%	105,000	-	-
Hui-Min Fang	30,000	<1.00%	30,000	-	-
Ying-Jung Chu	10,000	<1.00%	10,000	-	-
Meng-Kai Chiu	20,000	<1.00%	20,000	-	-
Hui-Sheng Chiang	20,000	<1.00%	20,000	-	-

Hsien-Chang Lu	30,000	<1.00%	30,000	-	-
Hung-Lung Chen	30,000	<1.00%	30,000	-	-
Chien-Yi Cheng	60,000	<1.00%	60,000	-	-
Sheng-Fu Cheng	60,000	<1.00%	60,000	-	-
Ya-Ping Cheng	50,000	<1.00%	50,000	-	-
Kuo-Yang Chen	20,000	<1.00%	20,000	-	-
Triad Trading Ventures Inc.	3,031,600	4.49%	3,031,600	-	-
Circletex	4,076,050	6.04%	4,076,050	-	-
GIDEON HOLDING INC. C/O EDEN INTERNATIONAL INVESTMENT & DEVELOPMENT INC. (TAIWAN)	2,119,096	3.14%	2,119,096	-	-
Chen, Wei-Yi	232,500	<1.00%	232,500	-	-
Wang, Sheng-Tsz	250,000	<1.00%	250,000	-	-
Tung, Peng-Heng	70,000	<1.00%	70,000	-	-
Chen, Li-Hsiu	40,000	<1.00%	40,000	-	-
Wu, MEI-Huei	42,000	<1.00%	42,000	-	-
Yang, Heng-Jen	24,000	<1.00%	24,000	-	-
Ho, Pei-Jung	25,000	<1.00%	25,000	-	-
Ho, Juei-Chao	30,000	<1.00%	30,000	-	-
Chen, Jian-Yi	50,000	<1.00%	50,000	-	-
Chen, Shih-Ming	177,000	<1.00%	177,000	-	-
Chu, Ling-Rong	100,000	<1.00%	100,000	-	-
Ma, Wen-Chieh	40,000	<1.00%	40,000	-	-
Ma, Wen-Chieh	25,000	<1.00%	25,000	-	-
Li, Hui-Jung	14,000	<1.00%	14,000	-	-
Chiu, Ying-Kai	95,000	<1.00%	95,000	-	-
Chen, Wen-Ying	10,000	<1.00%	10,000	-	-
Sun, Ching-Cherng	4,000	<1.00%	4,000	-	-
Fang, Kuo-Sheng	30,000	<1.00%	30,000	-	-
Li, Li-Bin	20,000	<1.00%	20,000	-	-
HSU, Ya-Ti	30,000	<1.00%	30,000	-	-
Liao, Hsien-Kuei	10,000	<1.00%	10,000	-	-
Yang, Chun	6,200	<1.00%	6,200	-	-
Chang, Chang-Yu	10,000	<1.00%	10,000	-	-
Lee, Chien-Chung	341,000	<1.00%	341,000	-	-
Wang, Yun-Ting	50,000	<1.00%	50,000	-	-
Lee, Fong-Pao	300,000	<1.00%	300,000	-	-
Chang, Chi-Tsung	60,000	<1.00%	60,000	-	-
Peng, Mei-Hsia	70,000	<1.00%	70,000	-	-
Lai, Mei-Chen	14,000	<1.00%	14,000	-	-
Liu, Sheng-Yuan	25,000	<1.00%	25,000	-	-
Yu, Ta-Wei	10,000	<1.00%	10,000	-	-
WANG, Shin-Lih	15,000	<1.00%	15,000	-	-
Chen-Wang, Chio-Ing	50,000	<1.00%	50,000	-	-
Hanchen, Tai-Jun	250,000	<1.00%	250,000	-	-
Ni, Chun-Hsiung	10,000	<1.00%	10,000	-	-
Chen, Hung-An	200,000	<1.00%	200,000	-	-
Haung, Chao-Jung	20,000	<1.00%	20,000	-	-
Wang, Lee-Rong	80,000	<1.00%	80,000	-	-
Huang, Tseng-Chien	195,730	<1.00%	195,730	-	-

Lien, Huey-Yi	80,000	<1.00%	80,000	-	-
Lin, Chien-Cheng	260,000	<1.00%	260,000	-	-
Hsu, Ya-Tang	10,000	<1.00%	10,000	-	-
Chen, Chi-Ruey	200,000	<1.00%	200,000	-	-
Tsai, Hong-Bing	80,000	<1.00%	80,000	-	-
Li, Li-Bin	30,000	<1.00%	30,000	-	-
Steve Ou	50,000	<1.00%	50,000	-	-
Randy Wang	20,000	<1.00%	20,000	-	-
Jingfeng Liu	2,000	<1.00%	2,000	-	-
Chao, Chun-Fa	200,000	<1.00%	200,000	-	-
Wu, An-Kang	80,000	<1.00%	80,000	-	-
Wu, An-Kang	40,000	<1.00%	40,000	-	-
Agnes C Lee	63,000	<1.00%	63,000	-	-
Liu, Hsiu-Fu	2,000,000	2.97%	2,000,000	-	-
Theresa Fang	5,000	<1.00%	5,000	-	-
Jyi Sy Chiu	5,000	<1.00%	5,000	-	-
Yinghui C Hsu	50,000	<1.00%	50,000	-	-
Hsiu Chen Liu	40,000	<1.00%	40,000	-	-
Chung, Chuan-Yuan	20,000	<1.00%	20,000	-	-
Feng Wu	1,000	<1.00%	1,000	-	-
Wang, Hong-Yi	100,000	<1.00%	100,000	-	-
Guihe Liang	15,000	<1.00%	15,000	-	-
Lu, Su-Yun	60,000	<1.00%	60,000	-	-
Chen, Heng-Chung	20,000	<1.00%	20,000	-	-
Ma, Chiang	30,000	<1.00%	30,000	-	-
Chou, Li Tao	9,000	<1.00%	9,000	-	-
Ruey Pyng Shiau	110,000	<1.00%	110,000	-	-
Xiao Ling Han	4,000	<1.00%	4,000	-	-
Tao Jin	17,500	<1.00%	17,500	-	-
Kuo-Hsiang Chen	50,000	<1.00%	50,000	-	-
Liu, Chao-Min	155,000	<1.00%	155,000	-	-
Shueng, Pei-Wei	90,000	<1.00%	90,000	-	-
Wang, Chao-Di	30,000	<1.00%	30,000	-	-
Tisheng Yang	1,000	<1.00%	1,000	-	-
Christine Yu Ching Hsiao	10,000	<1.00%	10,000	-	-
Theodore Yi Tze Cheng	5,000	<1.00%	5,000	-	-
Hsu, Shih-Yu	10,000	<1.00%	10,000	-	-
Yoshiharu Chiba	200,000	<1.00%	200,000	-	-
Wen-Jein Kuan	64,000	<1.00%	64,000	-	-
Hsiu-Fu Liu	2,000,000	2.97%	2,000,000	-	-
Chien-Cheng Lin	360,000	<1.00%	360,000	-	-
Yung-Kun Hou	300,000	<1.00%	300,000	-	-
Bill Kao Huei Huang & Theresa Kuen Yuon H	60,000	<1.00%	60,000	-	-
Chin-Feng Su	100,000	<1.00%	100,000	-	-
Chun-Teng Chiu	60,000	<1.00%	60,000	-	-
Li-Chung Chang	30,000	<1.00%	30,000	-	-
Pi-Lan Chen	50,000	<1.00%	50,000	-	-
Mei-Chuan Chen	30,000	<1.00%	30,000	-	-
Ching-Wei Cheng	100,000	<1.00%	100,000	-	-
Su-Fang Chang	40,000	<1.00%	40,000	-	-
Kuei-Fu Chiang	30,000	<1.00%	30,000	-	-

Yu Yang	30,000	<1.00%	30,000	-	-
Hei-Man Tsang	100,000	<1.00%	100,000	-	-
Shu-Ju Chang	10,000	<1.00%	10,000	-	-
Chih-Ching Fu	175,000	<1.00%	175,000	-	-
Yu Shu Yang	10,000	<1.00%	10,000	-	-
Laura Chao	20,000	<1.00%	20,000	-	-
Chiung-Hsin Hsu	50,000	<1.00%	50,000	-	-
Mei-Chen Lai	20,000	<1.00%	20,000	-	-
Yang Chi-Li	10,000	<1.00%	10,000	-	-
Wen-Ying Chen	10,000	<1.00%	10,000	-	-
Chang Shu-Ju	30,000	<1.00%	30,000	-	-
Su-Min Lin	50,000	<1.00%	50,000	-	-
Kang-Chiang Lin	100,000	<1.00%	100,000	-	-
Hsiu-Ching Lin	50,000	<1.00%	50,000	-	-
Jian-Yi Chen	130,000	<1.00%	130,000	-	-
Li-Fei Yang	10,000	<1.00%	10,000	-	-
Wen-Ying Chen	10,000	<1.00%	10,000	-	-
Theresa Fang	5,000	<1.00%	5,000	-	-
Orient Group Corporation	448,000	<1.00%	448,000	-	-
TAI-YEN HSU	60,000	<1.00%	60,000	-	-
Michael Chia-Kang Hsu	40,000	<1.00%	40,000	-	-
Ning-Chun Alice Hsu	40,000	<1.00%	40,000	-	-
Ying-Hui Hsu	77,000	<1.00%	77,000	-	-
Jui-Ping Sung	250,000	<1.00%	250,000	-	-
Peng Lu, Jui-Mei	40,000	<1.00%	40,000	-	-
Justin Vaughn Mauck	10,000	<1.00%	10,000	-	-
Nexus Target Media Inc	110,000	<1.00%	110,000	-	-
Thu Le Mai	10,000	<1.00%	10,000	-	-
Microcap Alliance Inc	58,000	<1.00%	58,000	-	-
Hsiang-Yi Huang	400,000	<1.00%	400,000	-	-
Li-Chung Chang	30,000	<1.00%	30,000	-	-
Yung-I Yeh	30,000	<1.00%	30,000	-	-
Chih-Chi Yeh	50,000	<1.00%	50,000	-	-
Ti-Chung Jen	50,000	<1.00%	50,000	-	-
Irvine Du	50,000	<1.00%	50,000	-	-
Liao Hou-Kai	30,000	<1.00%	30,000	-	-
Peng Yi-Ching	20,000	<1.00%	20,000	-	-
Liao Wen-Chien	100,000	<1.00%	100,000	-	-
Samual Wilson Ritchie	20,000	<1.00%	20,000	-	-
Ming-Tsung Lin	20,000	<1.00%	20,000	-	-
Te-Cheng Chiang	20,000	<1.00%	20,000	-	-
Chellis Tsang	10,000	<1.00%	10,000	-	-
Chellis Tsang	5,000	<1.00%	5,000	-	-
Christine Yu Ching Hsiao	10,000	<1.00%	10,000	-	-
Keng U Fang	20,000	<1.00%	20,000	-	-
Keng U Fang	26,316	<1.00%	26,316	-	-
Theodore Yi Tze Cheng	5,000	<1.00%	5,000	-	-
Jamei C Kun	35,000	<1.00%	35,000	-	-
Gan-Ching Michael Du	25,000	<1.00%	25,000	-	-
Theresa Chiang	10,000	<1.00%	10,000	-	-
Wu Chia-Feng	30,000	<1.00%	30,000	-	-

Tseng Cheng- Hsiung	20,000	<1.00%	20,000	-	-
Tseng Li-Cheng	100,000	<1.00%	100,000	-	-
Tong Li-Hong	25,000	<1.00%	25,000	-	-
Li-Yu Tong	10,000	<1.00%	10,000	-	-
Ma Wen Chieh	30,000	<1.00%	30,000	-	-
Peng Lu Jui-Mei	80,000	<1.00%	80,000	-	-
Teng Chin-Tang	30,000	<1.00%	30,000	-	-
Lin Jin-Chung	30,000	<1.00%	30,000	-	-
Lee Jun-Far	100,000	<1.00%	100,000	-	-
Lee Jun-Far	5,000	<1.00%	5,000	-	-
Lu Jui-Chih	20,000	<1.00%	20,000	-	-
Lee Hai-Yen	20,000	<1.00%	20,000	-	-
Pan Jo-Ting	13,000	<1.00%	13,000	-	-
Chen Min-Yen	25,000	<1.00%	25,000	-	-
Chang Chi-Min	67,500	<1.00%	67,500	-	-
Wen Tai-Yuan	10,000	<1.00%	10,000	-	-
Huang Li	10,000	<1.00%	10,000	-	-
Hsuan-Ya Liu	90,000	<1.00%	90,000	-	-
Huang Shih-Fang	10,000	<1.00%	10,000	-	-
Lin Yu-Hong	45,000	<1.00%	45,000	-	-
Chung Min-Yi	2,500	<1.00%	2,500	-	-
Rikigo Ryu	6,000	<1.00%	6,000	-	-
Dawn Federspiel	1,000	<1.00%	1,000	-	-
Sherri Thorp	2,500	<1.00%	2,500	-	-
Thomas E Curtis	26,500	<1.00%	26,500	-	-
Dr. Rakesh Chokshi	1,500	<1.00%	1,500	-	-
Mark Wickham	1,000	<1.00%	1,000	-	-
Lin Hui-Ying	300,000	<1.00%	300,000	-	-
Kao Hui- Fen	525,000	<1.00%	525,000	-	-
Wang Yung-Chih	100,000	<1.00%	100,000	-	-
Chu Liang-Kuang	100,000	<1.00%	100,000	-	-
Kuo Ying-Tzu	50,000	<1.00%	50,000	-	-
Huang Shih-Min	270,000	<1.00%	270,000	-	-
Yu Che-Sheng	180,000	<1.00%	180,000	-	-
Fu Chih-Ching	25,000	<1.00%	25,000	-	-
Triple Rich Wealth Management	250,000	<1.00%	250,000	-	-
Chu-Chih Kun	26,316	<1.00%	26,316	-	-
Vivian Tisi	7,894	<1.00%	7,894	-	-
Raymond Chiang	100,000	<1.00%	100,000	-	-
Lin Mei-Ying	72,000	<1.00%	72,000	-	-
Fan-Yi Angel Ni	34,000	<1.00%	34,000	-	-
Yu-Ying Jen	34,000	<1.00%	34,000	-	-
Fang Hui-Lang	70,000	<1.00%	70,000	-	-
Hsu Hsiu-JU	80,000	<1.00%	80,000	-	-
Chia Yu H Du	10,000	<1.00%	10,000	-	-
Gan Ching M Du	10,000	<1.00%	10,000	-	-
Lin Shu-Fen	50,000	<1.00%	50,000	-	-
Wang Li-Ying	50,000	<1.00%	50,000	-	-
Chen Feng-Jiau	130,000	<1.00%	130,000	-	-
Liang Chih-Wei	30,000	<1.00%	30,000	-	-
Shen Tsung-Che	30,000	<1.00%	30,000	-	-

Tien Hsiu-Hui	25,000	<1.00%	25,000	-	-
Chen Pao-Lin	30,000	<1.00%	30,000	-	-
Chen Yu-Ying	30,000	<1.00%	30,000	-	-
Chang Ching-Ling	30,000	<1.00%	30,000	-	-
Lin Fen-Yu	30,000	<1.00%	30,000	-	-
Niu Hsin-An	200,000	<1.00%	200,000	-	-
Chen Chun-Ying	100,000	<1.00%	100,000	-	-
Liao Li-Yi	20,000	<1.00%	20,000	-	-
Chang Shu-Hui	10,000	<1.00%	10,000	-	-
Shih Chiu-Ju	10,000	<1.00%	10,000	-	-
Ching-Chen Hwang	10,000	<1.00%	10,000	-	-
Wang Yong-Chih	100,000	<1.00%	100,000	-	-
Chin Hui-Chen	30,000	<1.00%	30,000	-	-
Hephzibah International Co. Ltd	294,000	<1.00%	294,000	-	-
Jamei Kun	76,842	<1.00%	76,842	-	-
Chou Man-Ping	10,000	<1.00%	10,000	-	-
Wang Shuo-Teng	2,000	<1.00%	2,000	-	-
Chin Jui-Ching	2,000	<1.00%	2,000	-	-
Hsiao-Rong Shih	80,000	<1.00%	80,000	-	-
Ying-Yi Cheng	100,000	<1.00%	100,000	-	-
Jian-Yi Chen	60,000	<1.00%	60,000	-	-
Hung Lin Chieh-Tzu	5,500	<1.00%	5,500	-	-
Viking Financial Services Inc	100,000	<1.00%	100,000	-	-
Amersey Investments LLC	6,000	<1.00%	6,000	-	-
Cheng Ya-Yun	100,000	<1.00%	100,000	-	-
Chiang-Chen Chang	6,000	<1.00%	6,000	-	-
Tai-Yen Hsu & Ying-Hui Hsu	120,000	<1.00%	120,000	-	-
Kao Yun-Hung	10,000	<1.00%	10,000	-	-
Chen Chen-Yu	10,000	<1.00%	10,000	-	-
Christ Evangelical Mission	18,000	<1.00%	18,000	-	-
Shayne Jeremy Hohisel	1,000	<1.00%	1,000	-	-
Michael Thorp	1,000	<1.00%	1,000	-	-
Alex Burton Jordan	500	<1.00%	500	-	-
Sean Patrick Kosciuszko	1,000	<1.00%	1,000	-	-
Lara Amersey	14,500	<1.00%	14,500	-	-
Marilyn Florence Ann Scully	50,000	<1.00%	50,000	-	-
Nickie Ross	29,600	<1.00%	29,600	-	-
Nickie Ross	3,000	<1.00%	3,000	-	-
Brenda Goulette	100	<1.00%	100	-	-
John C Ross Jr	100	<1.00%	100	-	-
Roberta A Goulet	100	<1.00%	100	-	-
Harold I Miller	100	<1.00%	100	-	-
Lin Yu-Wen	100,000	<1.00%	100,000	-	-
Huang Chung-Hsing	11,000	<1.00%	11,000	-	-
Nam Lee	1,000	<1.00%	1,000	-	-
Matthew Fetcher	1,000	<1.00%	1,000	-	-
Eric Wilson	1,000	<1.00%	1,000	-	-
Stephen Rowse	1,000	<1.00%	1,000	-	-
Robert N Davis	1,000	<1.00%	1,000	-	-
Joe Duffield	500	<1.00%	500	-	-
John Gernannt	500	<1.00%	500	-	-

William Smith	500	<1.00%	500	-	-
Ben Hernandez	500	<1.00%	500	-	-
Daniel G Johanning	10,000	<1.00%	10,000	-	-
Johanning Brokerage Company Inc	10,000	<1.00%	10,000	-	-
Chang, Yuan Shu-Ping	30,000	<1.00%	30,000	-	-
Douglas A Cunnien	1,200	<1.00%	1,200	-	-
Ramesh Naram	100	<1.00%	100	-	-
Raghu Sarvepalli	100	<1.00%	100	-	-
James Fabiano III	100	<1.00%	100	-	-
Rakesh Chokshi	100	<1.00%	100	-	-
Lakshmana Madala	100	<1.00%	100	-	-
Sanjay Talati	100	<1.00%	100	-	-
Shaan Manohar Atri	100	<1.00%	100	-	-
Shantilal Patel	60,000	<1.00%	60,000	-	-
Huntington Chase Financial Group LLC	10,000	<1.00%	10,000	-	-
Carl Ieuter	10,000	<1.00%	10,000	-	-
Lin Yah-Luen	80,000	<1.00%	80,000	-	-
Aimee Reed	750	<1.00%	750	-	-
BCL TECHNOLOGIES	7,500	<1.00%	7,500	-	-
Benedetto Fuschino	10,000	<1.00%	10,000	-	-
Lu Ching Hsiao	15,000	<1.00%	15,000	-	-
Wu Mei-Huei	30,000	<1.00%	30,000	-	-
Lauren E McDonald	100	<1.00%	100	-	-
Suzanna Lee Bridges	1,000	<1.00%	1,000	-	-
Jimmy & Carol Burgess	100	<1.00%	100	-	-
Toni Avery	2,000	<1.00%	2,000	-	-
Sean Kosciuszko	5,000	<1.00%	5,000	-	-
Beth Newton	1,000	<1.00%	1,000	-	-
Champagne Financial Corp	10,000	<1.00%	10,000	-	-
Lisa Conklin	215,000	<1.00%	215,000	-	-
Kuo Yu-Rong	23,000	<1.00%	23,000	-	-
Daniel Ho-Kwong Wong	4,167	<1.00%	4,167	-	-
Ching Cheng Liu	3,333	<1.00%	3,333	-	-
Kingdom of Living God	13,518	<1.00%	13,518	-	-
Sarah Lee	13,518	<1.00%	13,518	-	-
Laura Kelley	2,400	<1.00%	2,400	-	-
Dr. Debasish Mridha	100	<1.00%	100	-	-
Raymond James & Associates Inc	1,000	<1.00%	1,000	-	-
Chung Min-Yi	50,000	<1.00%	50,000	-	-
Chiang Horng-Long	14,000	<1.00%	14,000	-	-
Lin Wei-En	10,000	<1.00%	10,000	-	-
Total	37,028,890	54.90%	37,028,890	-	-

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and provisions of our certificate of incorporation and bylaws, as each is currently in effect and will be in effect upon the closing of this offering, and certain provisions of Nevada law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to this prospectus.

Our authorized capital stock consists of 450,000,000 shares of common stock, $0.001 par value per share, and up to 50,000,000 shares of undesignated preferred stock, $0.001 par value per share.

Common Stock

As of June 30, 2013, there were 67,448,890 shares of our common stock issued and outstanding. All outstanding shares of our common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Our stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Our stockholders do not have cumulative or preemptive rights.

Preferred Stock

As of June 30, 2013, there were no shares of preferred stock outstanding. Our Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of Preferred Stock, par value $0.001 per share, with designations, rights and preferences including rights to dividend, liquidation, conversion, voting or other rights determined from time to time by our board of directors, without shareholder approval. Up to this point in time, we have not designated or issued any shares of Preferred Stock.

In the future, our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to the holders of our common stock. The issuance of our preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other consequences, have the effect of delaying, deferring or preventing a change in our control and might harm the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Price Range of Common Stock

Our common stock has traded on the OTC Bulletin Board under the symbol CSTU since it began trading on December 8, 2012. The following table sets forth, for the periods indicated, the high and low bid information for our Common Stock as determined from sporadic quotations on the OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year 2012
Fourth quarter (December 8, 2012 — December 31, 2012)	$2.50	$2.50
Fiscal Year 2013
First quarter (January 1, 2013 — March 31, 2013)	$2.50	$2.50
Second quarter (April 1, 2013 — June 30, 2013)	$2.50	$2.50
Third quarter (July 1, 2013 — September 30, 2013)	$2.50	$2.50

On September 30, 2013, the closing price per share of our common stock on the OTC Bulletin Board was $2.50. As of November 1, 2010, there were approximately 46 stockholders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on then-existing conditions.

No Cumulative Voting

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Nevada Anti-Takeover Law – Business Combination Act

We are subject to the anti-takeover provisions under Nevada law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales, and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

Transfer Agent and Registrar

Our transfer agent is Bay City Transfer Agency and Registrar, Inc., 300 Center Avenue, Suite 202B, Bay City, Michigan 48708.

PLAN OF DISTRIBUTION

The selling stockholders (which term, as used herein, includes donees, pledgees, transferees, distributees, assignees, heirs or other successors-in-interest of such individuals or entities) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholders may sell some or all of their shares at prevailing market prices on the OTC Bulletin Board or at privately negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  privately negotiated transactions;

  short sales;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

Our common stock is listed on the OTC Bulletin Board under the symbol CSTU. On September 30, 2013, the last sale price of the shares of our common stock on the OTC Bulletin Board was $2.50 per share.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3), or other applicable provision of the Securities Act of 1933 and the regulations promulgated thereunder (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or any portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of shares of our common stock as of the date hereof. This summary deals only with shares of our common stock that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code” (generally, property held for investment). This summary does not discuss any state, local or non-U.S. tax consequences and does not discuss all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, except to the extent discussed below, this summary does not address all of the tax consequences that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

  dealers in securities or currencies, brokers, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, retirement plans, certain former citizens or long-term residents of the United States, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

  U.S. Holders (as defined below) of shares of our common stock whose “functional currency” is not the U.S. dollar;

  persons holding shares of our common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

  entities that are treated as partnerships for U.S. federal income tax purposes; or

  persons liable for alternative minimum tax.

The discussion below is based upon the provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal tax consequences to you and any consequences arising under the laws of any state, local, non-U.S. or other taxing jurisdiction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a share of our common stock that is:

  an individual who is a citizen or resident of the United States;

  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a U.S. Holder of shares of our common stock.

Dividend Distributions

If we make a distribution in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the holder’s adjusted tax basis in the common stock to the extent of the holder’s adjusted tax basis in that stock. Any remaining excess will be treated as capital gain.

If a U.S. Holder is an individual, dividends received by such holder on or prior to December 31, 2013 generally will be subject to the tax rate generally applicable to ordinary income. If a U.S. Holder is a U.S. corporation, it may be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends-received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock. U.S. Holders should consult their tax advisors regarding the holding period requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange or Other Disposition of Stock

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange or other disposition of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

New Healthcare Legislation

Under the Health Care and Reconciliation Act of 2010, certain U.S. Holders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We or our paying agent must report annually to U.S. Holders (other than exempt holders) and the Internal Revenue Service, or the IRS, amounts paid to such holders on or with respect to our common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on dividends paid on our common stock and proceeds from the sale of our common stock at the applicable rate if the U.S. Holder is not otherwise exempt and (i) the holder fails to provide us or our paying agent with a correct taxpayer identification number, (ii) the holder provides an incorrect taxpayer identification number, (iii) we or our paying agent are notified by the IRS that the holder is subject to backup withholding as a result of its failure to properly report payments of interest or dividends or (iv) the holder fails to certify under penalty of perjury that it has provided a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder generally may establish that it is exempt from or otherwise not subject to backup withholding by providing a properly completed IRS Form W-9 to our paying agent or us. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of our common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust for U.S. federal income tax purposes and is not a U.S. Holder.

Dividend Distributions

Distributions on our common stock will constitute dividends to the extent described above in “— Consequences to U.S. Holders — Dividend distributions.” Any dividends paid to Non-U.S. Holders with respect to the shares of our common stock will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty but fails to timely provide the required certification, the holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for such refund or credit with the IRS. Non-U.S. Holders should consult their tax advisors regarding their eligibility for treaty benefits.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States are generally not subject to U.S. withholding tax, provided the Non-U.S. Holder furnishes to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form) prior to the payment of dividends. Instead, dividends that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business and, where an applicable tax treaty so requires are attributable to such Non-U.S. Holder’s permanent establishment in the United States, are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. Non-U.S. Holders should consult applicable tax treaties, which may provide for different rules.

Sale, Exchange or Other Disposition of Stock

Any gain realized by a Non-U.S. Holder upon the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

  that gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the date of disposition or the period that such Non-U.S. Holder held shares of our common stock and either our common stock was not regularly traded on an established securities market at any time during the calendar year in which the disposition occurs, or the Non-U.S. Holder owns or owned (actually or constructively) more than five percent of the total fair market value of shares of our common stock at any time during the five-year period preceding the date of disposition. We are not, and do not anticipate that we will become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

An Non-U.S. Holder described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates or such lower rate as specified by an applicable income tax treaty. A Non-U.S. Holder that is a foreign corporation may, in addition, be subject to a branch profits tax at a 30% rate or a lower rate specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any gain described in the second bullet point will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. To claim the benefit of any applicable tax treaty, the Non-U.S. Holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form).

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on shares of our common stock and the amount of tax we withhold on these distributions. These information-reporting requirements apply even if no withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty. The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons. A Non-U.S. Holder will not be subject to backup withholding tax (but may be subject to other withholding as described above) on dividends the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless the Non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions,” as defined under those rules, and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under certain circumstances, Non-U.S. Holders may be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding this legislation.

The foregoing discussion of material U.S. federal income tax considerations is for general information purposes only and is not tax or legal advice. You should consult your own tax advisor as to the particular tax consequences to you of owning and disposing of our common stock, including the applicability and effect of any U.S. federal, state or local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for the Company by Gribben & Associates, Inc., 19200 Von Karman, Suite 400, Irvine, California 92612.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2011 and 2012 appearing in this prospectus have been audited by Michael F. Albanese CPA, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included and incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in the offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the following public reference facilities of the SEC:

Public Reference Room
100 F Street, NE
Washington, DC, 20549

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet Web site maintained by the SEC at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. We incorporate by reference the documents set forth below, which we already have filed with the SEC:

  Our Annual Reports on form 10-K for the fiscal years ended December 31, 2012, filed on April 1, 2013;

  Our Quarterly Reports on Form 10-Q and 10-Q/A for the quarterly periods ended March 31, 2013 and June 30, 2013, filed, respectively, on November 19, November 20 and May 15, 2013; and

  Our current report on Form 8-K filed on May 31, 2013.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address, phone number and e-mail address indicated below:

Investor Relations
COLORSTARS GROUP
9F-10F, No. 566 Jung Jeng Rd.
Sindian City, Taipei County 231
Taiwan, R.O.C.
(989) 509-5924

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

COLORSTARS GROUP AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

COLORSTARS GROUP AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors and Stockholders of ColorStars Group:

I have audited the consolidated balance sheets of ColorStars Group as of December 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ColorStars Group as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, I express no such opinion.

_________________________________

_________________________________
Michael F. Albanese, CPA

Parsippany, New Jersey
March 25, 2013

COLORSTARS GROUP AND SUBSIDIARIES
AUDITED CONSOLIDATED BALANCE SHEETS
(IN US$)

	December 31,

	2012	2011
Assets

Current assets:
Cash and equivalents	$406,100	$989,078
Accounts receivable, net of allowance for doubtful accounts of $42,227 and $11,624 at December 31, 2012 and 2011	189,468	299,050
Inventory	802,848	821,100
Prepaid expenses and other current assets	124,104	166,581

Total current assets	1,522,520	2,275,809

Equipment, net of accumulated depreciation	181,945	152,069
Investments	479,026	1,137,256
Deferred income tax	89,000	89,000
Intangible assets	1,272	4,374

Total assets	$2,273,763	$3,658,508

Liabilities and stockholders’ equity

Current liabilities:
Short term loan	413,351	396,223
Accounts payable	305,855	464,654
Accrued expenses	27,578	49,075
Loan from stockholder	-	100,000
Receipts in advance and other current liabilities	16,606	13,414

Total current liabilities	763,390	1,023,366

Stockholders’ equity
Common Stock –Par Value $0.001 67,448,890 shares issued and outstanding at December 31, 2012 and 2011	67,449	67,449
Additional paid in capital	3,112,230	3,112,230
Accumulated other comprehensive income	332,722	226,527
Accumulated deficit	(2,002,028)	(771,064)

Total stockholders’ equity	1,510,373	2,635,142

Total liabilities and stockholders’ equity	$2,273,763	$3,658,508

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(IN US$)

	For the years ended December 31,

	2012	2011

Net sales	$2,736,466	$3,812,652
Cost of goods sold	1,883,714	2,728,433

Gross profit	852,752	1,084,219

Operating expenses
Selling, general and administrative	1,226,243	1,200,103
Research and development	106,984	59,198

Total operating expenses	1,333,227	1,259,301

Loss from operations	(480,475)	(175,082)

Other income (expenses)
Interest expense (net)	(12,109)	(11,756)
Share of investee’s operating results (net)	(40,648)	(97,209)
Impairment of investment	(671,094)	(136,803)
Gain (loss) on foreign exchange, net	(44,088)	45,254
Other, net	11,242	5,070

Loss before income tax	(1,237,172)	(370,526)
Income tax benefit	6,208	66,890

Net loss	(1,230,964)	(303,636)

Earnings per share attributable to common stockholders:
Basic and diluted per share	$0.00	$0.00

Weighted average shares outstanding:
Basic and diluted	67,448,890	67,448,890

Comprehensive loss:
Net loss	(1,230,964)	(303,636)
Other comprehensive loss:
Foreign currency translation, net of taxes	106,195	(115,214)

Comprehensive loss	$(1,124,769)	$(418,850)

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
(IN US$)

					Accumulated other
					comprehensive	Total
			Additional Paid in	Accumulated deficit	income	Stockholder’s equity
	Shares	Value	capital

Balance, December 31, 2010	67,448,890	$67,449	$3,112,230	$(467,428)	$341,741	$3,053,992
Foreign currency translation	-	-	-	-	(115,214)	(115,214)
Net loss	-	-	-	(303,636)	-	(303,636)

Balance, December 31, 2011	67,448,890	$67,449	$3,112,230	$(771,064)	$226,527	$2,635,142
Foreign currency translation	-	-	-	-	106,195	106,195
Net loss	-	-	-	(1,230,964)	-	(1,230,964)

Balance, December 31, 2012	67,448,890	$67,449	$3,112,230	$(2,002,028)	$332,722	$1,510,373

The accompanying notes are an integral part of the financial statements

COLORSTARS GROUP AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US$)

	For the years ended December 31,

	2012	2011

Cash flows from operating activities
Net loss	$(1,230,964)	$(303,636)
Depreciation and amortization	46,257	33,660
Provision for doubtful accounts	32,641	12,694
Share of investment loss (profit)	40,648	97,210
Impairment of investment	671,094	132,799
Changes in operating assets and liabilities:
Accounts receivable	76,941	(96,215)
Inventories	18,251	(32,382)
Deferred income tax	-	(89,000)
Prepaid expenses and other current assets	42,477	104,436
Accounts payable	(158,799)	(118,643)
Accrued expenses	(21,497)	(24,842)
Receipts in advance and other current liabilities	3,192	(2,299)

Cash flows (used in) operating activities	(479,759)	(286,218)

Cash flows from investing activities
Addition to fixed assets	(67,505)	(132,631)

Cash flow (used in) investing activities	(67,505)	(132,631)

Cash flows from financing activities
Loan from (paid to) stockholder	(100,000)	100,000

Cash flow (used in) provided from financing activities	(100,000)	100,000

Effect of exchange rate changes on cash and cash equivalents	64,286	(88,307)

Net (decrease) in cash and cash equivalents	(582,978)	(407,156)
Beginning cash and cash equivalents	989,078	1,396,234

Ending cash and cash equivalents	$406,100	$989,078

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$12,608	$12,319
Income taxes	24,645	43,638

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Nature of Business – Circletronics Inc., now ColorStars Group (“the Company”), was incorporated in Canada on January 21, 2005. Circletronics Inc., was redomiciled to Nevada and its name changed to ColorStars Group on November 3, 2005. ColorStars Group owns 100% of the shares of ColorStars Inc.

Color Stars Inc. (“Color Stars TW”, “the Subsidiary”) was incorporated as a limited liability company in Taiwan, Republic of China in April 2003 and commenced its operations in May 2003. The Subsidiary is mainly engaged in manufacturing, designing and selling light-emitting diode and lighting equipment.

Basis of Presentation - The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with accounting principals generally accepted in the United States, which contemplate continuation of the Company as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company evaluates these estimates on a regular basis and bases them on historical experience and on various assumptions that the Company believes are reasonable. Actual results could differ from the estimates.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, cash on deposits and all short-term highly liquid investments purchased with remaining maturities of three months or less. The Company currently maintains substantially all of its day-to-day operating cash balances with major financial institutions.

Restricted cash – There are no restricted cash balances related to bank loans.

Plant and Equipment – Equipment is recorded at cost. Provision for depreciation is computed using the straight-line method on all depreciable assets over the estimated useful lives of the related assets (five years for machinery equipment, three and half years for transportation equipment and three years for computer and office equipment and other equipment). Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective amounts and any resulting gains or losses are reflected in operations. Expenditures for repairs and maintenance costs are expensed as incurred.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivable are recorded at net realizable value. The Company provides for the possibility of customers’ inability to make required payments by recording an allowance for doubtful accounts. The Company writes-off an account when it is considered to be uncollectible. The Company evaluates the collectability of its accounts receivable on an on-going basis. The Company records an allowance for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company’s historical experience. As of December 31, 2012 and 2011, the allowance for doubtful accounts was $42,227 and $11,624 respectively.

Inventory – Inventory is stated at the lower of cost or market (weighted average method). Any write-down of inventory to the lower of cost or market at the close of a fiscal period creates a new cost basis that subsequently would not be marked up based on changes in underlying facts and circumstances. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As of December 31, 2012 and 2011, the allowance for obsolete inventory was $115,102 and $39,005 respectively.

Intangible Assets - Intangible assets with finite lives are amortized over their respective estimated useful lives. The amount of intangible assets to be amortized shall be the amount initially assigned to that asset less any residual value. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate long-lived described below.

Investments – Investments consist of marketable equity securities stated at fair value and are designated as either trading securities or available-for-sale securities at the time of purchase based upon the intended holding period. Changes in fair value of the trading securities are recognized currently in general and administrative expenses in the consolidated statements of operations. Changes in the fair value of available-for-sale securities are recognized in accumulated other comprehensive income on the consolidated balance sheets, unless the Company determines an unrealized loss is other-than-temporary. If the Company determines an unrealized loss is other-than-temporary, the Company recognizes the loss in earnings. Cost basis is determined using average cost. If the Company has significant influence over the investee, the investment is accounted for under the equity method of accounting.

At December 31, 2012 and 2011, the Company has investments stated at cost and investments accounted for under the equity method of accounting.

Impairment of long-lived assets - The Company reviews the recoverability of its long-lived assets, such as property and equipment and intangible assets, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows, undiscounted and without interest charges, of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments - The Company values financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities, and other current liabilities in the Consolidated Financial Statements approximates fair value because of the short-term nature of the instruments.

Revenue Recognition - Revenue is recognized in connection with sales of products when all of the following conditions are met: (1) there exists persuasive evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of accounts receivable, cash and cash equivalents. The Company’s cash and cash equivalents are maintained with high quality institutions, the compositions and maturities of which are regularly monitored by management. Through December 31, 2012, the Company had not experienced any losses on such deposits.

Accounts receivable include amounts due from customers primarily in the manufactory industry. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral. The Company also maintains allowances for potential credit losses. In estimating the required allowances, the Company takes into consideration the overall quality and aging of the receivable portfolio, the existence of a limited amount of credit insurance and specifically identified customer risks. Through December 31, 2012, such losses have been within management’s expectations.

In fiscal years 2012, products sold to the Company’s largest customer, accounted for approximately 8.07% of the total revenue for fiscal year 2012. Products purchased from the Company’s largest suppliers, Anteya Technology Corp, accounted for approximately 59.51% of the total purchases for fiscal year 2012.

Income taxes - The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements using enacted tax rates and laws that will be in effect when the difference is expected to reverse. Valuation allowances are provided against deferred tax assets that are not likely to be realized.

Foreign Currency - The financial statements of the company’s foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, and equity accounts at historical exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity in the consolidated balance sheets.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (continued)

Comprehensive income - Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The primary components of comprehensive income for the Company include net income and foreign currency translation adjustments arising from the consolidation of the Company’s foreign subsidiaries.

Net income per common share - Net income per common share-basic is computed by dividing the net income attributable to the Company for the period by the basic weighted-average number of outstanding common shares.

The calculation of net income per common share attributable to the Company is presented in Note 4.

Shipping and Handling Costs - Shipping and handling costs incurred by the Company for the delivery of products to customers are included in selling, general and administrative expenses.

Advertising Costs - Advertising costs are expensed when incurred and are included in selling, general, and administrative expenses. Research and development costs — Research and development costs are expensed as incurred.

Note 3 - Recently Issued Accounting Pronouncements

Balance Sheet – In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-01, Balance sheet – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The Board concluded that the scope clarification alleviates issues that have arisen in implementing Update 2011-11, while providing users of financial statements with the needed comparable information. The requirements are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company does not expect that the adoption will have a material effect on the consolidated financial statements.

Comprehensive Income – Effective June 16, 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-05, Comprehensive Income, requiring entities to report components of other comprehensive income in either a single continuous statement or in two separate but consecutive statements of net income and other comprehensive income. This ASU does not change the items that must be reported in comprehensive income, how these items are measured, or when these items must be classified to net income. We have formally adopted this guidance during fiscal 2012 and presented the total of comprehensive income (loss), the components of net income (loss) and the components of other comprehensive income (loss) in a single continuous statement on the face of the Consolidated Statements of Operations and Comprehensive Income (Loss).

On February 5, 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which adds additional disclosure requirements relating to the reclassification of items out of accumulated other comprehensive income. This ASU is effective for the first quarter of 2013.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Earnings per share

Basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted net income (loss) per share for the periods indicated:

	2012	2011
Net (loss) income attributable to common stockholders	$(1,230,964)	$(303,636)
Weighted average common stock outstanding - Basic and diluted	67,448,890	67,448,890
Earnings per share attributable to common stockholder
Basic and diluted	$.00	$.00

Note 5 – Long term investment

	2012	2011

Equity method investment – Anteya Technology Corp
Carrying value of investment at the beginning	$799,131	$797,363
Interest in Anteya’s net income	-	40,835
Impairment for the year	(378,173)	-
Exchange difference	4,387	(39,067)

Carrying value at the end	425,345	799,131

Equity method investment – Fin-Core Corporation
Carrying value of investment at the beginning	196,087	481,891
Interest in Fin-Core’s net loss up to Oct 2011	-	(135,200)
Impairment for the year	(204,563)	(132,799)
Exchange difference	8,476	(17,805)

Carrying value at the end	-	196,087

Cost-method investments – Phocos AG
At cost	142,038	142,038
Impairment for the year	(88,357)	-

Carrying value at the end	53,681	142,038

	$479,026	$1,137,256

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Long term investment (continued)

Anteya Technology Corp (Anteya) is a private company incorporated in Taiwan. The equity interest held by the Company is 20%. Accordingly, the Company adopted the equity method of accounting with respect to the investment in Anteya. There were 200,000 bonus shares issued in 2011 to the Company. The equity interest held by the Company remains unchanged.

On August 16, 2012, Anteya increased share capital from 5,000,000 shares to 6,500,000 shares. The Company subscribed the shares of 300,000 with nil value. The holding shares of the securities is 1,300,000 with invested cost NTD27,304,000 and percentage of the stock of the investee is 20%. The percentage of shareholding is unchanged.

On July 5, 2010, the Company’s board of directors approved the sale of 30.4% equity (or 456,000 shares) in Fin-Core Corporation (FCC) to a third party at the consideration of NTD13,680,000 (equivalent to USD429,000). After the disposal, the equity interest of the Company in FCC decreased from 50.4% to 20%.

On July 5, 2010, the Company’s board of directors approved the participation in subscribing FCC's newly issued shares and maintain the overall equity interest of 20%. The Company subscribed 500,000 shares at consideration of NTD10,000,000 (equivalent of USD320,000). The Company adopted the equity method of accounting to the investment in FCC.

In October 2011, the associated company, Fin-Core Corporation, decided to increase its capital by issuing 3,000,000 new shares at par value of NTD10 per share. The Company was entitled to subscribe for up to 600,000 shares for NTD6,000,000. However the Company chose not to participate in the subscription of any newly issued shares of Fin-Core. As a result, on November 4, 2011 the Company’s equity interest in Fin-Core decreased to 11.43% from 20% after issuance of 3,000,000 new shares. The Company recorded the investment in Fin-Core Corporation at cost on the date when the Company ceased to have significant influence over the investee.

On December 20, 2012, the total shares of Fin-Core Corporation was decreased from 7,000,000 to 500,000. The invested cost and percentage of shareholding are unchanged after shares consolidation. The number of shares of Fin-Core held by the Company is 57,143 shares, 5.19% at December 31, 2012.

Phocos AG is a private company incorporated in Germany. The equity interest held by the Company is 2.38% .

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Long term investment (continued)

The unaudited financial information of Anteya Technology Corp. for the year ended December 31, 2012 and 2011 (in US dollars) are as follows:

Balance sheet	2012	2011
Current assets	$4,634,083	$4,671,187
Non-current assets	730,201	1,101,058
Total assets	5,364,284	5,772,245
Current liabilities	2,475,513	2,437,814
Non-current liabilities	762,048	1,097,420
Stockholders’ equity	2,126,723	2,237,011
Total stockholders’ equity and liabilities	$5,364,284	$5,772,245

Statement of operation	2012	2011
Net sale	$4,820,371	$6,130,555
Cost of goods sold	(3,795,011)	(4,695,958)
Gross profit	1,025,360	1,434,597
Operating and non-operating expenses	(1,225,526)	(1,224,267)
Net profit (loss)	$(200,166)	$210,330

Note 6 – Inventory

Inventories stated at the lower of cost or market value are as follows:

	2012	2011
Finished goods	$802,848	$821,100

Note 7 – Intangible Assets

	2012	2011
Intangible assets:
Amortizable intangible assets	$42,580	$42,382
Accumulated amortization	(41,308)	(38,008)

Total	$1,272	$4,374

Identifiable intangible assets, which are subject to amortization, consist primarily of patents and trademark. These intangible assets are amortized over the assets’ estimated useful lives which range from three to five years.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Equipment

Equipment and the related accumulated depreciation consisted of the following at December 31:

	2012	2011

Plant and equipment:
Machinery equipment	$177,369	$144,496
Transportation equipment	16,879	16,179
Office equipment	145,280	100,895
Other	242	232
Total cost	339,770	261,802

Accumulated depreciation:
Machinery equipment	63,483	38,465
Transportation equipment	10,783	7,640
Office equipment	83,317	63,396
Other	242	232
Total accumulated depreciation	157,825	109,733

Plant and equipment – net	$181,945	$152,069

Depreciation was $43,026 and $27,893 for the years ended December 31, 2012 and 2011 respectively.

Note 9 – Income taxes

The Company is subject to U.S. federal income tax as well as income tax in states and foreign jurisdictions. For the major taxing jurisdictions, the tax years 2006 through 2012 remain open for state and federal examination. The Company believes assessments, if any, would be immaterial to its consolidated financial statements. With respect to the foreign jurisdiction, the Company is no longer subject to income tax audits for the year 2012 (inclusive).

The income tax provision information is provided as follows:

	2012	2011
Component of income (loss) before income taxes:
United States	$(315,254)	$(256,458)
Foreign	(921,918)	(114,068)
Income (loss) before income taxes	(1,237,172)	(370,526)

Provision for income taxes
U.S. federal	-	89,000
State and local	(800)	(800)
Foreign	7,008	(21,310)
Income tax benefit	6,208	66,890

Current	6,208	(22,110)
Deferred	-	89,000
	6,208	66,890

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Income taxes (continued)

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences, for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011

Federal income taxes at applicable statutory rates	$(433,010)	$(129,684)
Adjustment resulting from the tax effect of:
Foreign tax rate differential	92,191	11,407
Change in valuation allowance	288,457	760
Foreign taxation adjustment	58,570	49,040
Others	-	1,587

	6,208	66,890

As of December 31, 2012, there was gross U.S. federal net operating loss carry forwards of approximately $570,000, which may be available to offset future federal income tax liabilities. All of the gross federal net operating losses are limited by certain provisions of the U.S. tax code which restricts their utilization in the future.

The federal net operating losses expire at various dates through 2027 to 2032.

Note 10 – Accrued expenses

	2012	2011

Salaries and allowance	$16,351	$19,987
Insurance	7,138	8,150
Tax payable	-	11,040
Others	4,089	9,898

	$27,578	$49,075

Note 11 - Bank short term debt

	2012	2011
Bank loan payable to Taiwan banks	$413,351	$396,223

The Company signed revolving credit agreements with a lending institution. The interest rate on short-term borrowings outstanding as of December 2012 ranges from 3.15% to 3.166% per annum, as of December 31, 2011, interest rate ranges from 2.946% to 3.175% per annum. The short term debt is secured by:

  personal guarantee from a director
  the realty property of spouse of a director

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Geographic Information

Product revenues for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011

Customers based in:
Europe	$1,420,653	$1,961,320
Asia	458,297	417,000
United States	557,248	888,058
Others	300,268	546,274

	$2,736,466	$3,812,652

Note 13 – Related Party Transactions

The Company has recorded expenses for the following related party transactions for the year ended December 31, 2012 and 2011:

	2012	2011

Purchase from Anteya Technology Corp	$1,125,062	$1,614,844
Rent paid to Mr. Wei-Rur Chen	48,703	48,980
Sale to Anteya Technology Corp	-	1,061

As of the balance sheet date indicated, the Company had the following liabilities recorded with respect to related party transactions:

	2012	2011
Liabilities:
Anteya Technology Corp	$148,798	$298,887

The Company leases office space from Mr. Wei-Rur Chen which the term for the agreement is from November 2010 to November 2015.

The Company conducted business with a related party company Anteya Technology Corp. The Company owns 20% of the outstanding common stock of Anteya Technology Corp as of December 31, 2012. All transactions were at market-based prices.

The stockholder, Mr. Wei-Rur Chen, provided a personal loan of USD$100,000 to the company. The personal loan is unsecured, repayable on demand and interest bearing at applicable federal short-term rate in effect for each day on outstanding loan principal and unpaid accrued interest. The effective interest rate is 0.19% and the interest paid to Mr. Chen is $161 for the year ended December 31, 2012. On August 2012, the personal loan was paid in full.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Commitments

	2012	2011
Rent expenses	$124,024	$125,857

The company leases offices in Taiwan and in California, US under operating leases. Minimum future rental payments due under non-cancelable operating leases with remaining terms at December 31, 2012 are as follows:

2013	83,290
2014	49,602
2015	42,162

$175,054

Note 15– Subsequent Events

The Company evaluated all events subsequent to December 31, 2012 through the date of the issuance of the financial statements and concluded that there are no other significant or material transactions to be reported.

COLORSTARS GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

COLORSTARS GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN US$)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and equivalents	$307,260	$406,100
Accounts receivable, net of allowance for doubtful accounts of $66,487 at June 30, 2013 and $42,227 at December 31, 2012	155,906	189,468
Inventory	788,488	802,848
Prepaid expenses and other current assets	133,476	124,104

Total current assets	1,385,130	1,522,520

Equipment, net of accumulated depreciation	155,461	181,945
Investments	307,870	479,026
Deferred income tax assets	89,000	89,000
Intangible assets	549	1,272

Total assets	$1,938,010	$2,273,763

Liabilities and stockholders’ equity
Current liabilities:
Short term loan	$400,454	$413,351
Accounts payable	239,152	305,855
Accrued expenses	33,319	27,578
Receipts in advance and other current liabilities	12,078	16,606

Total current liabilities	685,003	763,390

Stockholders’ equity
Common Stock –Par Value $0.001 67,448,890 shares issued and outstanding at June 30, 2013 and December 31, 2012	67,449	67,449
Additional paid in capital	3,112,230	3,112,230
Accumulated other comprehensive income	268,123	332,722
Accumulated deficit	(2,194,795)	(2,002,028)

Total stockholders’ equity	1,253,007	1,510,373

Total liabilities and stockholders’ equity	$1,938,010	$2,273,763

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS
(UNAUDITED)
(IN US$)

	Three months ended June 30,
	2013	2012

Net sales	$479,484	$700,935
Cost of goods sold	326,569	472,310

Gross profit	152,915	228,625
Operating expenses
Selling, general and administrative	251,507	306,211
Research and development	15,453	26,330

Total operating expenses	266,960	332,541

Loss from operations	(114,045)	(103,916)

Other income (expenses)
Interest expense (net)	(2,821)	(2,710)
Share of investee’s operating results (net)	18,248	14,517
Gain (loss) on foreign exchange, net	(10,039)	6,661
Gain disposal of investment	52,159	-
Other, net	4,541	2,069

Loss before income tax	(51,957)	(83,379)
Income tax benefit (expense)	2,123	(1,103)

Net loss	(49,834)	(84,482)
Other comprehensive income (loss), net
Translation adjustment	4,005	-

Total comprehensive loss	$(45,829)	$(84,482)

Earnings per share attributable to common stockholders:
Basic and diluted per share	$0.00	$0.00

Gain on disposal of investment
Weighted average shares outstanding:
Basic and diluted	67,448,890	67,448,890

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS
(UNAUDITED)
(IN US$)

	Six months ended June 30,
	2013	2012

Net sales	$936,493	$1,412,151
Cost of goods sold	616,162	941,676

Gross profit	320,331	470,475
Operating expenses
Selling, general and administrative	468,266	634,845
Research and development	31,155	52,163

Total operating expenses	499,421	687,008

Loss from operations	(179,090)	(216,533)

Other income (expenses)
Interest expense (net)	(6,081)	(5,888)
Share of investee’s operating results (net)	(85,122)	4,220
Gain (loss) on foreign exchange, net	25,066	(19,411)
Gain on disposal of investment	52,159	-
Other, net	5,942	4,400

Loss before income tax	(187,126)	(233,212)
Income tax benefit (expense)	(5,641)	4,581

Net loss	$(192,767)	$(228,631)
Other comprehensive income (loss), net
Translation adjustment	(64,598)	40,239

Total comprehensive loss	$(257,365)	$(188,392)

Earnings per share attributable to common stockholders:
Basic and diluted per share	$0.00	$0.00

Weighted average shares outstanding:
Basic and diluted	67,448,890	67,448,890

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
(IN US$)

	For three months ended June 30,
	2013	2012

Cash flows from operating activities
Net (loss)	$(49,834)	$(84,482)
Depreciation and amortization	10,402	9,438
Gain on disposal of investment	(52,159)	-
Provision for doubtful accounts	23,340	1,796
Share of investment loss	(18,248)	(14,488)
Changes in operating assets and liabilities:
Other assets	-	(33,539)
Accounts receivable	(6,855)	(9,906)
Inventories	(3,876)	(11,201)
Prepaid expenses and other current assets	(14,495)	11,928
Accounts payable	70,032	(4,546)
Accrued expenses	(2,223)	858
Receipts in advance and other current liabilities	(14,135)	39,894

Cash flows (used in) operating activities	(58,051)	(94,248)

Cash flows from investing activities
Addition to fixed assets	-	(4,581)
Proceed from sales of investment	105,840	-

Cash flows provided from (used in) investing activities	105,840	(4,581)

Effect of exchange rate changes on cash and cash equivalents	(25)	341

Net increase (decrease) in cash and cash equivalents	47,764	(98,488)
Beginning cash and cash equivalents	259,496	712,902

Ending cash and cash equivalents	$307,260	$614,414

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,935	$3,070
Tax paid	-	-

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
(IN US$)

	For six months ended June 30,
	2013	2012

Cash flows from operating activities
Net (loss)	$(192,767)	$(228,631)
Depreciation and amortization	21,890	20,880
Gain on disposal of investment	(52,159)	-
Provision for doubtful accounts	25,829	6,012
Share of investment loss	85,121	(4,220)
Changes in operating assets and liabilities:
Other assets	-	(33,539)
Accounts receivable	7,734	10,041
Inventories	14,361	(107,288)
Prepaid expenses and other current assets	(9,372)	39,194
Accounts payable	(66,703)	(44,425)
Accrued expenses	5,740	(18,552)
Receipts in advance and other current liabilities	(4,528)	35,315

Cash flows (used in) operating activities	(164,854)	(325,213)

Cash flows from investing activities
Addition to fixed assets	-	(55,666)
Proceed from sale of investment	105,840	-

Cash flows provided from (used in) investing activities	105,840	(55,666)

Effect of exchange rate changes on cash and cash equivalents	(39,826)	6,215

Net (decrease) in cash and cash equivalents	(98,840)	(374,664)
Beginning cash and cash equivalents	406,100	989,078

Ending cash and cash equivalents	$307,260	$614,414

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	6,197	$6,200
Tax paid	5,641	-

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Nature of Business – Circletronics Inc., now ColorStars Group (“the Company”), was incorporated in Canada on January 21, 2005. Circletronics Inc.- was redomiciled to Nevada and its name changed to ColorStars Group on November 3, 2005. ColorStars Group owns 100% of the shares of ColorStars Inc.

Color Stars Inc. (“Color Stars TW”, “the Subsidiary”) was incorporated as a limited liability company in Taiwan, Republic of China in April 2003 and commenced its operations in May 2003. The Subsidiary is mainly engaged in manufacturing, designing and selling light-emitting diode and lighting equipment.

Basis of Presentation - The accompanying unaudited consolidated financial statements of ColorStars Group and Color Stars Inc. (“the Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to the Quarterly Report on Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for a complete presentation of the financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair statement of the financial position, results of operations and cash flows for the six months ended June 30, 2013 and 2012 have been included. For further information, refer to the consolidated financial statements and footnotes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Operating results for the six months ended June 30, 2013 are not necessarily indicative of the results to be expected for any subsequent interim period or for the year ending December 31, 2013.

Basis of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Note 2 - Recent Adopted Accounting Pronouncements

Income tax - In July 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2013-11 “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU No. 2013-11 is a new accounting standard on the financial statement presentation of unrecognized tax benefits. The new standard provides that a liability related to an unrecognized tax benefit would be presented as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. The new standard becomes effective for the Company on January 1, 2014 and it should be applied prospectively to unrecognized tax benefits that exist at the effective date with retrospective application permitted. The Company is currently assessing the impacts of this new standard.

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Concentration of Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of accounts receivable, cash and cash equivalents. The Company’s cash and cash equivalents are maintained with high quality institutions, the compositions and maturities of which are regularly monitored by management. Through June 30, 2013, the Company had not experienced any losses on such deposits.

Accounts receivable include amounts due from customers primarily in the manufactory industry. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral. The Company also maintains allowances for potential credit losses. In estimating the required allowances, the Company takes into consideration the overall quality and aging of the receivable portfolio, the existence of a limited amount of credit insurance and specifically identified customer risks. Through June 30, 2013, such losses have been within management’s expectations.

For the six months ended June 30, 2013, products sold to the Company’s largest customer, accounted for approximately 18.61% . Products purchased from the Company’s first two largest suppliers were accounted for approximately 82.99% of the total purchases.

Note 4 - Earnings Per Share

Basic net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net loss attributable to common stockholders	$(49,834)	$(84,482)	$(192,767)	$(228,631)
Weighted average common stock outstanding – Basic and diluted	67,448,890	67,448,890	67,448,890	67,448,890
Earnings per share attributable to common stockholder	$.00	$.00	$.00	$.00
Basic and diluted

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Accumulated Other Comprehensive loss

The components of accumulated other comprehensive losses were as follows:

Foreign currency
translation
Balance, December 31, 2012	$332,722
Foreign currency translation, net of taxes	(68,604)
Balance, March 31, 2013	264,118
Foreign currency translation, net of taxes	4,005
Balance, June 30, 2013	$268,123

Note 6 - Long Term Investments

	June 30,	December 31, 2012
	2013

Equity method investment – Anteya Technology Corp
Carrying value of investment at the beginning	$425,345	$799,131
Share of associate’s loss	(85,122)	(378,173)
Exchange difference	(32,353)	4,387

Carrying value at the end	307,870	425,345

Equity method investment – Fin-Core Corporation
Carrying value of investment at the beginning	-	196,087
Impairment for the year	-	(204,563)
Exchange difference	-	8,476

Carrying value at the end	-	-

Cost-method investments – Phocos
At cost	53,681	142,038
Impairment for the year	-	(88,357)
Disposal	(53,681)	-

Carrying value at the end	-	53,681

Net value	$307,870	$479,026

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Long Term Investments (continued)

Anteya Technology Corp (Anteya) is a private company incorporated in Taiwan. The equity interest held by the Company is 20%.

Fin-Core Corporation (FCC) is a private company incorporated in Taiwan. The number of shares of Fin-Core held by the Company is 57,143 shares, 5.19% at June 30, 2013 and December 31, 2012. The Company recorded the investment in Fin-Core Corporation at cost.

Phocos AG is a private company incorporated in Germany. On May 27, 2013, the Company sold all of its shares to third party. The total proceeds were EURO84,000 or USD105,840. The sale of the investment resulted in a USD52,159 gain.

The unaudited financial information of Anteya Technology Corp. as of June 30, 2013 and December 31, 2012 and for six months ended June, 2013 and 2012 (in US dollars) are as follows:

	June 30,	December 31, 2012
Balance sheet	2013

Current assets	$4,039,195	$4,634,083
Non-current assets	856,569	730,201

Total assets	4,895,764	5,364,284

Current liabilities	2,703,231	2,475,513
Non-current liabilities	553,619	762,048
Stockholders’ equity	1,638,914	2,126,723

Total stockholders’ equity and liabilities	4,895,764	$5,364,284

	Six months ended June 30,
Statement of operation	2013	2012

Net sale	$1,547,428	$2,671,781
Cost of goods sold	(1,340,105)	(2,062,538)

Gross profit	207,323	609,243
Operating and non-operating expenses	(571,562)	(585,076)

Net profit (loss)	$(364,239)	$24,167

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Inventory

Inventories stated at the lower of cost or market value are as follows:

	June 30,	December 31, 2012
	2013

Finished goods	$788,488	$802,848

Note 8 - Income Taxes

The Company is subject to U.S. federal income tax as well as income tax in states and foreign jurisdictions. For the major taxing jurisdictions, the tax years 2006 through 2013 remain open for state and federal examination. The Company believes assessments, if any, would be immaterial to its consolidated financial statements. With respect to the foreign jurisdiction, the Company is no longer subject to income tax audits for the year 2013 (inclusive).

The income tax provision information is provided as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Loss before provision for income taxes	$(51,957)	$(83,379)	$(187,126)	$(233,212)

(Provision) for income taxes	$2,123	$(1,103)	$(5,641)	$4,581

Note 9 - Accrued Expenses

	June 30,	December 31, 2012
	2013

Salaries and allowance	$13,763	$16,351
Insurance	6,198	7,138
Tax payable	5,945	-
Others	7,413	4,089

	$33,319	$27,578

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Bank Short Term Debt

	June 30,	December 31, 2012
	2013

Bank loan payable to Taiwan banks	$400,454	$413,351

The Company signed revolving credit agreements with a lending institution. The interest rate on short-term borrowings outstanding as of June 30, 2013 is 3.146% per annum, as of December 31, 2012, interest rate ranges from 3.15% to 3.166% per annum. The short term debt is secured by:

1.	personal guarantee from directors
2.	the realty property of spouse of directors

Note 11 - Geographic Information

Product revenues for the six months ended June 30, 2013 and 2012 are as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Customers based in:
Europe	$258,934	$352,873	$482,542	$756,096
Asia	72,339	68,030	177,274	149,118
United States	117,812	187,524	198,481	366,970
Others	33,231	92,508	78,196	139,967

	$482,316	$700,935	$936,493	$1,412,151

Note 12 - Related Party Transactions

The Company has recorded expenses for the following related party transactions for three months ended June 30, 2013 and 2012:

	Six months ended March 31,
	2013	2012

Purchase from Anteya Technology Corp	$395,992	$589,395
Rent paid to Mr. Wei-Rur Chen	24,264	24,278

COLORSTARS GROUP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Related Party Transactions (continued)

As of the balance sheet date indicated, the Company had the following liabilities recorded with respect to related party transactions:

	June 30,	December 31, 2012
	2013
Liabilities:
Anteya Technology Corp	$162,543	$148,798

The Company leases office space from Mr. Wei-Rur Chen which the term for the agreement is from November 2010 to November 2015.

The Company conducted business with a related party company Anteya Technology Corp. The Company owns 20% of the outstanding common stock of Anteya Technology Corp as of June 30, 2013. All transactions were at market-based prices.

Note 13 - Commitments

	Six months ended June 30,
	2013	2012

Rent expenses	$62,626	$61,483

The company leases offices in Taiwan and in California, US under operating leases. Minimum future rental payments due under non-cancelable operating leases with remaining terms at June 30, 2013 are as follows:

2013	28,032
2014	48,055
2015	40,846

$116,933

Note 14 - Subsequent Events

The Company evaluated all events subsequent to June 30, 2013 through the date of the issuance of the financial statements and there are no other significant or material transactions to be reported.

EXHIBITS

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All exhibits have been previously filed unless otherwise noted.

EXHIBIT NO.	DOCUMENT DESCRIPTION

3.1	Articles of Incorporation of ColorStars Group, Inc.
3.2	Bylaws of ColorStars Group, Inc.
4.1	Specimen Stock Certificate of ColorStars Group, Inc.
5.1	Opinion of Counsel
23.1	Consent of Accountants
23.2	Consent of Counsel (incorporated into the Opinion of Counsel Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Sindian City, Taiwan, on October 31, 2013.

COLORSTARS GROUP, INC.

By: /s/ Wei-Rur Chen
        Wei-Rur Chen, Chief Executive Officer and
        Acting Chief Financial Officer (Principal
        Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wei-Rur Chen, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of ColorStarsGroup, Inc. to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

IN ACCORDANCE with the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person on their own behalf in the capacities and on the dates stated.

IN ACCORDANCE with the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person on their own behalf in the capacities and on the dates stated.

Signatures		Title(s)	Date

By:	/s/ Wei-Rur Chen	Chief Executive Officer and Acting Chief Financial Officer	October 31, 2013
	Wei-Rur Chen	(Principal Executive, Financial and Accounting Officer)

By:	/s/ Mei-Ying Chiu	Secretary and Director	October 31, 2013
Mei-Ying Chiu

By:	/s/ Hsiu-Fu Liu	Director	October 31, 2013
Hsiu-Fu Liu